UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)
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IMPAX LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

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30831 Huntwood Avenue
Hayward, California 94544
Dear Stockholder:
You are cordially invited to attend the 2011 Annual Meeting of Stockholders of Impax Laboratories, Inc. to be held on Tuesday, May 10, 2011 at 9:00 a.m., Pacific Daylight Time, at the Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402.
Details regarding the business to be conducted at the annual meeting are described in the accompanying notice of the annual meeting and proxy statement. We have also made available a copy of our 2010 Annual Report, which includes our audited financial statements and provides information about our business and products. We encourage you to read these materials carefully.
Your vote is important. Whether you plan to attend the annual meeting in person or not, we hope you will vote as soon as possible. You may vote electronically through the Internet or by telephone, as described in the accompanying materials, or by completing and signing the enclosed proxy card and returning it in the self-addressed envelope provided for your convenience. Please review the instructions on each of your voting options described in this proxy statement.
On behalf of our board of directors, I would like to express our appreciation for your continued support. We look forward to seeing you at the annual meeting.

Sincerely,

Robert L. Burr Chairman of the Board of Directors
March 31, 2011

IMPAX LABORATORIES, INC.
30831 Huntwood Avenue
Hayward, California 94544

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 10, 2011

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to Be Held on May 10, 2011:
the Proxy Statement and the Annual Report to Stockholders
are available at https://materials.proxyvote.com/45256B
To Our Stockholders:
The 2011 Annual Meeting of Stockholders of Impax Laboratories, Inc. will be held on Tuesday, May 10, 2011, at 9:00 a.m., Pacific Daylight Time, at the Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402, for the following purposes:
(i)	to elect seven directors, as described in the accompanying proxy statement;

(ii)	to hold an advisory vote on executive compensation (“say-on-pay”);

(iii)	to hold an advisory vote on the frequency of say-on-pay votes; and

(iv)	to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
You may obtain directions to the Marriott Hotel by contacting it directly at (650) 653-6000 or accessing the hotel’s Web site at http://www.marriott.com/hotels/maps/directions/sfosa-san-mateo-marriott-san-francisco-airport.
Only stockholders of record at the close of business on March 25, 2011 are entitled to notice of, and to vote at, the annual meeting and at any postponements or adjournments thereof. A list of such stockholders will be available for inspection by our stockholders at our principal executive offices located at 30831 Huntwood Avenue, Hayward, California 94544 during ordinary business hours for the ten-day period prior to the annual meeting.
YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES PROMPTLY TO ENSURE THEY ARE REPRESENTED AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY VOTE BY TELEPHONE OR ELECTRONICALLY THROUGH THE INTERNET AS DESCRIBED IN THE FOLLOWING MATERIALS OR BY COMPLETING AND SIGNING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

By Order of the Board of Directors,

Arthur A. Koch, Jr.
Executive Vice President, Finance,
Chief Financial Officer and Corporate Secretary
Hayward, California
March 31, 2011

IMPAX LABORATORIES, INC.
30831 Huntwood Avenue
Hayward, California 94544
(510) 476-2000
PROXY STATEMENT
2011 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
Why am I receiving these materials?
This proxy statement is furnished to you as a holder of our common stock, par value $0.01 per share, in connection with the solicitation of proxies by our board of directors for use at the 2011 Annual Meeting of Stockholders or at any postponement or adjournment thereof. References in this proxy statement to “Impax,” “we,” “us,” and “our” mean Impax Laboratories, Inc. and its subsidiaries unless the context of the description indicates otherwise.
On or about March 31, 2011, the notice of the annual meeting, this proxy statement, the enclosed proxy card and the annual report to stockholders, collectively referred to as the “proxy materials,” will be first sent or given to our stockholders.
When and where will the annual meeting be held?
The annual meeting will be held on Tuesday, May 10, 2011, at 9:00, a.m., Pacific Daylight Time, at the Marriott Hotel located at 1770 South Amphlett Blvd., San Mateo, California 94402.
What proposals will be voted on at the annual meeting?
At the annual meeting, stockholders will consider and vote upon:
(i)	the election of seven directors, as described in this proxy statement;

(ii)	an advisory vote on executive compensation, referred to as “say-on-pay”;

(iii)	an advisory vote on the frequency of say-on-pay votes; and

(iv)	such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
Our board is not aware of any other matters that will come before the annual meeting or any postponement or adjournment of the annual meeting. If any other matters properly come before the meeting or any postponement or adjournment of the meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.
What is a proxy?
A proxy is your legal designation of another person, also referred to as the “proxy,” to vote on your behalf. By properly signing and returning the enclosed proxy card or by voting by Internet or telephone, you are giving the persons who our board designated as proxies the authority to vote your shares in the manner that you indicate on your proxy card or by voting by Internet or telephone. The board has designated Michael Nestor and Mark Donohue to serve as proxies for the annual meeting.

Whether or not you are able to attend the annual meeting, you are urged to complete and return your proxy, which will be voted as you direct on your proxy when properly completed. In the event no directions are specified, such proxies will be voted:
(i)	“FOR” the election of the seven nominees for director named on page 7 of this proxy statement;

(ii)	“FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement; and

(iii)	“FOR” an annual advisory vote on executive compensation.
In addition, the proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the annual meeting: (i) matters to be presented at the annual meeting of which we did not have notice on or prior to February 24, 2011; (ii) the election of any person to any office for which a bona fide nominee named in this proxy statement is unable to serve or for good cause will not serve; (iii) any proposal omitted from this proxy statement and form of proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”; and (iv) matters incident to the conduct of the annual meeting.
Who is entitled to vote at the annual meeting?
Our board set the close of business on March 25, 2011 as the “record date” for the determination of stockholders entitled to notice of and to vote at the annual meeting. Only stockholders of record at the close of business on the record date, are entitled to notice of and to vote at the annual meeting or any postponement or adjournment thereof. On March 25, 2011, there were issued and outstanding 65,069,561 shares of common stock.
How do I vote my shares?
If your shares of common stock are registered directly in your name with our transfer agent, StockTrans, Inc., you are considered, with respect to those shares, the stockholder of record. Stockholders of record may vote in person at the annual meeting or by proxy using the enclosed proxy card, by telephone or electronically through the Internet.
The deadline for stockholders of record to vote by telephone or electronically through the Internet is 11:59 p.m., Eastern Time, on May 9, 2011. Set forth below is a summary of the three voting methods which stockholders of record may utilize to submit their votes by proxy:
Vote by Telephone — 1-800-690-6903. Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week. Have your proxy card (which contains your control number) in hand when you call, and follow the instructions provided.
Vote Electronically through the Internet — http://www.proxyvote.com. Use the Internet to vote your proxy 24 hours a day, 7 days a week. Have your proxy card (which contains your control number) in hand when you access the Web site. Follow the instructions to obtain your records and to create an electronic voting instruction form.
Vote by Mail — Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided you or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
Whether or not you plan to attend the annual meeting, we urge you to vote promptly using one of these methods to ensure your vote is counted.
If you vote by telephone or electronically through the Internet, you do not need to return your proxy card.

Please note that although there is no charge to you for voting by telephone or electronically through the Internet, there may be costs associated with electronic or telephonic access such as usage charges of Internet service providers and telephone companies. We do not cover these costs; they are solely your responsibility. Please note, the telephone and Internet voting procedures available to you are valid forms of granting proxies under the General Corporation Law of the State of Delaware.
If your shares of common stock are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and you should have received these proxy materials from that organization rather than us. The organization holding your shares is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct the organization holding your shares on how to vote the shares held in your account using the voting instructions received from such organization. You may vote in person at the annual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the annual meeting.
If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will not be able to vote your shares on such matter.
Which ballot measures are considered “routine” or “non-routine”?
You are not being asked to vote on any matters considered routine under applicable rules at the annual meeting. The election of directors (Proposal One), the advisory vote on executive compensation (Proposal Two) and the advisory vote on the frequency of the say-on-pay votes (Proposal Three) are matters considered non-routine under applicable rules. A broker, trustee or other nominee cannot vote without instructions on non-routine matters.
What vote is required to approve each proposal?
Each share of common stock is entitled to one vote on each matter to be presented at the annual meeting. For Proposal One, directors are elected by a plurality of the votes of the shares of common stock that are present in person or represented by proxy at the annual meeting and are entitled to vote on the election of directors. Therefore, the seven nominees for director receiving the most “FOR” votes will be elected to serve on the board. Under Delaware law, an abstention or a broker non-vote (if any) will have no legal effect on the election of directors.
The approval of Proposal Two and Proposal Three and the approval of any other business as may properly come before the annual meeting, or any postponement or adjournment thereof, will require the affirmative vote of the majority of the shares of common stock that are present in person or represented by proxy at the annual meeting and are entitled to vote at the annual meeting. Under Delaware law, an abstention will have the same legal effect as an “against” vote on, and a broker non-vote (if any) will not be counted as shares entitled to vote and accordingly will not affect the outcome of, Proposal Two or Proposal Three or the approval of any other business as may properly come before the annual meeting, or any postponement or adjournment thereof. Based on the above, Proposal Three will be approved only if a majority of the shares of common stock that are present or represented by proxy at the annual meeting and entitled to vote on Proposal Three vote in favor of one of the three time periods presented. If one of the time periods presented does not receive votes from a majority of the shares present and entitled to vote, the board will treat the time period that receives the greatest number of votes as the time period selected by the stockholders.
What constitutes a quorum?
A quorum of stockholders is necessary to hold a valid annual meeting. In order for a quorum to be present at the annual meeting, a majority of the issued and outstanding shares of common stock at the close of business on the record date must be present in person or represented by proxy at the annual meeting. All such shares that are present in person or represented by proxy at the annual meeting will be counted in determining whether a quorum is present, including abstentions and broker non-votes (if any).

Can I revoke my proxy?
Yes, you may revoke your proxy at any time before it is voted at the annual meeting. To revoke your proxy, submit a later-dated proxy electronically through the Internet or by telephone, or another signed proxy with a later date to Arthur A. Koch, Jr., our Executive Vice President, Finance, Chief Financial Officer and Corporate Secretary, or attend the annual meeting and vote in person.
Attendance at the annual meeting will not in itself constitute a revocation of your proxy.
Before the taking of the vote at the annual meeting, any written notice of revocation should be sent to Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544, attention: Arthur A. Koch, Jr., or hand delivered to Mr. Koch.
If you are a beneficial owner of shares of common stock held in street name, please review the voting instructions provided by the organization holding your shares or contact such organization regarding how to change your vote.
Where can I find the voting results of the annual meeting?
The voting results will be tallied by the inspector of election and published in our Current Report on Form 8-K, which we are required to file with the Securities and Exchange Commission, referred to as the “SEC,” within four business days following the annual meeting.
Who will bear the cost of the solicitation of proxies?
We will bear the cost of the solicitation of proxies and will reimburse the reasonable expenses of brokerage firms, banks, broker-dealers or other similar organizations incurred in forwarding material to beneficial owners of common stock.
Who will solicit proxies on behalf of the board of directors?
In addition to mailing the proxy materials, proxies for use at the annual meeting may be solicited by our directors, officers and employees, none of whom will receive additional compensation for such solicitation activities, in person or by telephone.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of the record date (except as otherwise noted in the footnotes) regarding the beneficial ownership of our common stock by: (i) each person known by us to beneficially own more than five percent of our outstanding common stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table on page 32; and (iv) all of our directors and executive officers as a group. As of the record date, 65,069,561 shares of our common stock were outstanding. Except as otherwise indicated, to our knowledge, the beneficial owners of shares of common stock listed below have sole voting and investment power with respect to such shares.

	Shares Beneficially Owned (1)
	Common Stock
	Amount and
	Nature of
	Beneficial
Name and Address of Beneficial Owner (1)	Ownership		Percent of Class
Leslie Z. Benet, Ph.D.	60,933	(2)	*
Robert L. Burr	96,515	(3)	*
Allen Chao, Ph.D.	359,095	(4)	*
Nigel Ten Fleming, Ph.D.	58,973	(5)	*
Charles V. Hildenbrand	164,358	(6)	*
Larry Hsu, Ph.D.	3,182,861	(7)	4.9%
Arthur A. Koch, Jr.	222,341	(8)	*
Michael Markbreiter	42,833	(9)	*
Michael Nestor	117,110	(10)	*
Peter R. Terreri	81,900	(11)	*
Christopher Mengler	0	(12)	*

All directors and executive officers as a group (11 persons)	4,386,919	(13)	6.6%

BlackRock, Inc.	5,594,968	(14)	8.6%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares of our common stock. Shares of common stock currently issuable or issuable within 60 days of the record date upon the exercise of options are deemed to be outstanding in computing the beneficial ownership and percentage of beneficial ownership of the person holding such securities, but are not deemed to be outstanding in computing the percentage of beneficial ownership of any other person. The address for all our directors and executive officers is c/o Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, CA 94544.

(2)	Represents 3,000 shares of common stock held by Dr. Benet directly, 600 shares of common stock held by The Benet Family Trust, as to which Dr. Benet has shared voting and investment power, and options to purchase 57,333 shares of common stock, which may be exercised within 60 days of the record date.

(3)	Represents 49,625 shares of common stock held by Mr. Burr directly, 6,057 shares of common stock held by Robert L. Burr IRA account, as to which Mr. Burr has sole voting and investment power, and options to purchase 40,833 shares of common stock, which may be exercised within 60 days of the record date.

(4)	Represents 39,095 shares of common stock held by Dr. Chao directly, 180,000 shares of common stock held by the Allen Chao and Lee-Hwa Chao Family Trust, 116,000 shares of common stock held by Allen Chao Interest, Ltd. and 20,000 shares of common stock held by MAL Investment, each as to which Dr. Chao has voting and investment power, and options to purchase 4,000 shares of common stock, which may be exercised within 60 days of the record date.

(5)	Represents 26,640 shares of common stock held by Dr. Fleming directly and options to purchase 32,333 shares of common stock, which may be exercised within 60 days of the record date.

(6)	Represents 38,524 shares of common stock held by Mr. Hildenbrand directly and options to purchase 125,834 shares of common stock, which may be exercised within 60 days of the record date.

(7)	Represents 390,793 shares of common stock held by Dr. Hsu directly, 2,369,568 shares of common stock held by The Hsu Family Trust, as to which Dr. Hsu has voting and investment power, and options to purchase 422,500 shares of common stock held by Dr. Hsu. Excludes 40,576 shares of common stock and options to purchase 174,750 shares of common stock, which may be exercised within 60 days of the record date, held by Dr. Hsu’s spouse, as to which Dr. Hsu does not have voting or investment power and disclaims beneficial ownership. Excludes 1,248,295 shares of common stock held in trusts for the benefit of Dr. Hsu’s children, as to which Dr. Hsu does not have voting or investment power and as to which he disclaims beneficial ownership.

(8)	Represents 102,966 shares of common stock held by Mr. Koch directly and options to purchase 119,375 shares of common stock, which may be exercised within 60 days of the record date.

(9)	Represents 12,000 shares of common stock held by Mr. Markbreiter directly and options to purchase 30,833 shares of common stock, which may be exercised within 60 days of the record date.

(10)	Represents 51,590 shares of common stock owned by Mr. Nestor directly, 3,645 shares held by Mr. Nestor’s spouse, as to which Mr. Nestor shares voting and investment power, and options to purchase 61,875 shares of common stock, which may be exercised within 60 days of the record date.

(11)	Represents 21,567 shares of common stock held by Mr. Terreri directly and options to purchase 60,333 shares of common stock, which may be exercised within 60 days of the record date.

(12)	In October 2010, Christopher Mengler, R.Ph., resigned as President of Global Pharmaceuticals, our generic products division. In connection with his resignation, all of Mr. Mengler’s unvested options to purchase shares of common stock were terminated, except such options to purchase shares of common stock scheduled to vest within 12 months of the date of resignation, which vested and became immediately exercisable for a period of six months from the date of resignation.

(13)	Includes options to purchase 955,249 shares of common stock, which may be exercised within 60 days of the record date.

(14)	Based solely on Schedule 13G/A filed with the SEC on February 4, 2011 by BlackRock, Inc., referred to as “BlackRock.” BlackRock, in its capacity as a parent holding company or control person for certain of its subsidiaries, BlackRock Japan Co. Ltd., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock Capital Management, Inc., BlackRock Financial Management, Inc., BlackRock Investment Management, LLC and BlackRock International Limited, has sole voting and sole investment power over all such shares. The principal business address of BlackRock is 40 East 52nd Street, New York, NY 10022.

PROPOSAL ONE — ELECTION OF DIRECTORS
Our amended and restated bylaws provide that the number of directors on the board will consist of not less than one or more than ten, with the exact number to be fixed by the board.
At the annual meeting, the stockholders will elect seven directors, each to serve for a term of one year and until his successor has been elected and qualified or until the director’s earlier death, resignation or removal. The board has nominated the following individuals for election as director at the annual meeting: Leslie Z. Benet, Ph.D.; Robert L. Burr; Allen Chao, Ph.D.; Nigel Ten Fleming, Ph.D.; Larry Hsu, Ph.D.; Michael Markbreiter; and Peter R. Terreri. Each nomination for director was based upon the recommendation of our nominating committee. All nominees have consented to be named and have indicated their intent to serve if elected. The board has no reason to believe that any of the nominees will decline or will be unable to serve as a director.
Unless directed otherwise, the persons named in the enclosed proxy intend to vote all proxies received by them “FOR” (i) the election as directors of the seven nominees listed above, or (ii) if any of these nominees becomes unable to serve, or for good cause will not serve, as a member on the board, for a substitute nominee designated by the board.
The following table sets forth information, as of March 25, 2011, concerning our current directors who are nominees for election to the board:

		Director
Name	Age	Since	Positions Held	Committee Memberships
Leslie Z. Benet, Ph.D.	73	2001	Director	Compensation Committee and Nominating Committee

Robert L. Burr	60	2001	Chairman and Director	Audit Committee, Compensation Committee[1] and Nominating Committee

Allen Chao, Ph.D.	65	2010	Director	Audit Committee

Nigel Ten Fleming, Ph.D.	56	1999	Director	Compensation Committee and Nominating Committee[1]

Larry Hsu, Ph.D.	62	1999	President, Chief Executive Officer and Director	—

Michael Markbreiter	49	1997	Director	Audit Committee

Peter R. Terreri	53	2003	Director	Audit Committee[1]

(1)	Chairman of the committee.
Our employment agreement with Dr. Hsu, which was effective as of January 1, 2010, provides that during the term of his employment, the board will nominate and recommend to stockholders his election as our director.
Other than the employment agreement with Dr. Hsu described above, none of our directors, nominees for director or executive officers is a party to any arrangement or understanding with any other person with respect to nominations of directors. In addition, there is no family relationship between any of our directors, nominees for director or executive officers.
Set forth below is the business experience of the current members of the board and nominees for director for the past five years, unless indicated otherwise, as well as a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as our directors.

Current Directors and Nominees for Director
Leslie Z. Benet, Ph.D. has been a Professor since 1969 of, and has also served as Chairman of, the Department of Bioengineering and Therapeutic Sciences (1978-1998), University of California, San Francisco (UCSF). Dr. Benet has been a founder of four biopharmaceutical start up companies, for two of which he presently serves on the Scientific Advisory Boards, Limerick Biopharma and Hurel Corp. He received his A.B. (English), B.S. (Pharmacy), and M.S. from the University of Michigan, and his Ph.D. from the University of California. Dr. Benet has received seven honorary doctorates: Uppsala University, Sweden (Pharm.D., 1987); Leiden University, The Netherlands (Ph.D., 1995); University of Illinois at Chicago (D.Sc., 1997); Philadelphia College of Pharmacy and Science (D.Sc., 1997); Long Island University (D.Sc., 1999); University of Athens, Greece (Ph.D., 2005); and Catholic University of Leuven, Belgium (Ph.D., 2010). Dr. Benet’s research interests, more than 500 publications, and 11 patents are in the areas of pharmacokinetics, biopharmaceutics, drug delivery, and pharmacodynamics. He is listed among the most highly cited pharmacologists worldwide. In 1985, Dr. Benet served as President of the APhA Academy of Pharmaceutical Sciences. During 1986, Dr. Benet was a founder and first President of the American Association of Pharmaceutical Scientists (AAPS). In 1987, Dr. Benet was elected to membership in the Institute of Medicine (IOM) of the National Academy of Sciences (NAS). Dr. Benet has received the highest scientific awards of AAPS (1989 and 2000), Rho Chi (1990), American Association of Colleges of Pharmacy (1991), American Society for Clinical Pharmacology and Therapeutics (1995 and 2010), American Pharmaceutical Association (2000), International Pharmaceutical Federation (2001) and in 2004 received the Pharmaceutical Sciences World Congress Research Achievement Award and the Controlled Release Society Career Achievement in Oral Drug Delivery Award. In 2007, he was selected as the UCSF Distinguished Clinical Lecturer. Dr. Benet formerly served as Chair of the FDA Expert Panel on Individual Bioequivalence and the FDA Center for Biologics Peer Review Committee, and as a member of the FDA Science Board and the Generic Drugs Advisory Committee. Dr. Benet presently serves as a member of the IOM Forum on Drug Discovery, Development and Translation and the NAS Standing Committee on Biodefense for the Department of Defense. Dr. Benet brings to the board deep knowledge and understanding of the biopharmaceutical industry, as well as policies and practices of the U.S. Food and Drug Administration, and provides the board with a unique perspective in the development of our corporate strategy based on his more than 40 years of experience in the science underlying our business.
Robert L. Burr is a self-employed investment manager. Mr. Burr was employed by J.P. Morgan Chase & Co. and associated entities from 1995 to May 2008, at which time he resigned his position as Managing Partner of the Fleming US Discovery III Funds. From October 2001 to October 2005, Mr. Burr was a Partner at Windcrest Discovery Investments LLC, an investment management firm. From 1992 to 1995, Mr. Burr was head of Private Equity at the investment banking firm of Kidder, Peabody & Co., Inc. Prior to that time, Mr. Burr served as the Managing General Partner of Morgan Stanley Ventures and General Partner of Morgan Stanley Venture Capital Fund I, L.P. and was a corporate lending officer with Citibank, N.A. Mr. Burr received an MBA from Columbia University and a BA from Stanford University. Mr. Burr’s financial acumen and his extensive knowledge of capital markets represent a valuable resource to the board in the assessment of our capital and liquidity needs. In addition, Mr. Burr’s venture capital and private equity investment experience gives him the leadership and consensus-building skills to guide the board on a variety of matters, including compensation, corporate governance and risk assessment.
Allen Chao, Ph.D., has been Chairman of Newport Healthcare Advisors, LLC, a healthcare investment management and consulting company, since January 2008. Dr. Chao was a co-founder of Watson Pharmaceuticals, Inc., a specialty pharmaceutical company, serving as a director from 1985 to May 2008, Chairman of the board of directors from May 1996 to May 2008, and Chief Executive Officer from 1985 to September 2007. While at Watson, Dr. Chao oversaw the company’s growth, through internal R&D, licensing and acquisitions of pharmaceutical products and technologies, as well as mergers and acquisition activities. Dr. Chao received a Ph.D. in industrial and physical pharmacy from Purdue University in 1973. In May of 2000, he received the degree of Doctor of Science from Purdue in recognition of his leadership and vision for the production and marketing of pharmaceutical products. Dr. Chao’s experience brings to the board a profound understanding of financial investment, business development, strategic planning and operational management in our industry and can provide invaluable practical guidance, insight and perspective with respect to our operations, strategy, and corporate governance.

Nigel Ten Fleming, Ph.D. is Executive Director of A-Cube, Inc., a medical diagnostics company, Chairman of Minerva Healthcare, an emerging specialty pharmaceutical company, and, in 2008, he became Chairman and Chief Executive Officer of G2B Pharma. He previously founded Athena Diagnostics, a neurological diagnostics reference laboratory, serving variously as Chairman, CEO and Vice President of Business Development prior to the company’s 1995 sale to Athena Neurosciences/Elan Pharmaceuticals. Dr. Fleming has also served on the board of directors of Examplar, a subsidiary of Transgenic Sciences Inc. that developed the first transgenic Alzheimer’s mouse model, and serves on the board of Genmedica Therapeutics, an oral insulin company based in Barcelona. He has also consulted for, and served in various leadership roles at a number of early-stage biotechnology companies, including Gamera Biosciences, Neurocal, Nephros’, TheraMed Partners and Plant Cell Technologies. Dr. Fleming obtained his Ph.D. in Clinical Biochemistry from the University of Cambridge in England and was a lecturer at Harvard Medical School for a number of years. Dr. Fleming’s experience at life sciences companies as well as his extensive knowledge of biochemistry provides the board with the depth of understanding of our company’s business as well as valuable financial, operational and strategic expertise. In addition, Dr. Fleming brings to the board a perspective on corporate governance and compensation matters.
Larry Hsu, Ph.D. has been our President and Chief Executive Officer since October 1, 2006. Prior to holding these positions, Dr. Hsu served as President and Chief Operating Officer beginning in 1999. Dr. Hsu co-founded Impax Pharmaceuticals, Inc. in 1994 and served as its President, Chief Operating Officer and a member of the board from its inception until its merger with us. From 1980 to 1995, Dr. Hsu worked at Abbott Laboratories, where, during his last four years, he served as Director of Product Development in charge of formulation development, process engineering, clinical lot manufacturing and production technical support of all dosage forms, managing a staff of approximately 250 people. Dr. Hsu obtained his Ph.D. in pharmaceutics from the University of Michigan. Dr. Hsu’s experience as our co-founder and Chief Executive Officer, and previously our President and Chief Operating Officer, provides the board with unique insights into our operations, challenges and opportunities. In addition, his 30-year background in the pharmaceutical industry and knowledge in the underlying science brings special expertise to the board in developing our business strategies.
Michael Markbreiter, a private investor, was a portfolio manager for Morgan Stanley from October 2004 to May 2005 and Sofaer Capital, a global hedge fund, from December 2000 to September 2001. From August 1995 to December 1998, Mr. Markbreiter was a portfolio manager for private equity investments for Kingdon Capital Management Corp., a New York hedge fund. In April 1994 he co-founded Ram Investment Corp., a venture capital company. From March 1993 to January 1994, Mr. Markbreiter was an analyst at Alliance Capital Management Corp. From July 1983 to September 1989, Mr. Markbreiter was an Executive Editor for Arts of Asia magazine. Mr. Markbreiter graduated from Cambridge University with a degree in Engineering. Mr. Markbreiter’s experience in executive management brings to the board his business and financial expertise as well as comprehensive knowledge of risk-management matters.
Peter R. Terreri has over 20 years of experience primarily in generic pharmaceuticals with a specialized expertise in finance. Mr. Terreri is President, Chief Executive Officer and director of CGM, Inc., a manufacturing company that he owns and operates. He previously served as Senior Vice President and Chief Financial Officer of Teva Pharmaceuticals USA from 1985 through 2000, where he actively participated in the growth of the company from a $20 million local generic pharmaceutical company into a global leader in generic pharmaceuticals. As an active member of senior management, he was involved in all facets of the decision-making process at Teva Pharmaceuticals USA, including structuring and negotiating company and product acquisitions, participating in multiple public financings and securing several licensing deals and a substantial credit line. In addition to his role as Chief Financial Officer, Mr. Terreri contributed to many areas related to the company’s success outside of finance, including product development selection, facility utilization, business development, strategic planning, and implementing integration plans for the company’s acquisitions. He also supervised areas such as operations, sales and marketing, and information technology during his tenure. Mr. Terreri’s more than 20 years of experience in the pharmaceutical industry provides the board with comprehensive understanding of our operations and strategy. His prior experience as Chief Financial Officer of a major generic pharmaceutical company also brings to the board deep understanding of accounting and risk management issues.

Board and Committee Matters
Board Leadership Structure
We separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. Mr. Burr serves as the Chairman of the board, and Dr. Hsu serves as a director as well as our President and Chief Executive Officer. Our Chief Executive Officer is responsible for setting our strategic direction and for our day to day leadership and performance, while our Chairman provides guidance to the Chief Executive Officer, sets the agenda for board meetings and presides over meetings of the board. Our Chairman qualifies as an independent director. See “— Independence.” The board has selected this leadership structure in the belief that separating the principal executive officer and board chairman positions allows for a more efficient division of responsibilities in light of the high demands on the time of each. The board believes that its leadership structure is well suited to the company’s business because it contributes to a more independent board, leads to productive internal board dynamics and allows Dr. Hsu to concentrate on our business and operations.
Board’s Role in Risk Oversight
We are exposed to a number of risks and undertake at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively. It is management’s responsibility to manage risk and bring the material risks applicable to the company to the board’s attention. The board has oversight responsibility of the processes established to report and monitor these risks. On behalf of the board, the audit committee plays a key role in the oversight of our enterprise risk management function. Mr. Koch, our Chief Financial Officer, is directly responsible for our enterprise risk management function and reports both to the President and Chief Executive Officer and to the audit committee in this capacity. In fulfilling his risk-management responsibilities, Mr. Koch works closely with members of our senior management and meets with the audit committee at least four times a year to discuss the risks facing our company, highlighting any new risks that may have arisen since the committee last met. The audit committee also reports to the board on a regular basis to apprise them of their discussions with Mr. Koch regarding our enterprise risk management efforts. Finally, Mr. Koch reports directly to the board on at least an annual basis to apprise it directly of our enterprise risk management efforts. In addition to the audit committee, the other committees of the board consider the risks within their areas of responsibility. For example, the compensation committee considers the risks related to our compensation programs. The nominating committee considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the board. We believe that our current leadership structure supports the board’s risk oversight role.
Independence
The board has determined that the following directors, constituting a majority of the members of the board, are independent under the independence standards contained in the listing requirements of The NASDAQ Stock Market LLC, referred to as “NASDAQ”: Leslie Z. Benet, Ph.D., Robert L. Burr, Allen Chao, Ph.D., Nigel Ten Fleming, Ph.D., Michael Markbreiter and Peter R. Terreri. Oh Kim Sun, formerly a director since 1999 and member of the audit committee, did not stand for re-election to the board at the 2010 annual meeting of stockholders held on May 25, 2010. The board has determined that Mr. Oh was independent, as defined in the applicable NASDAQ listing standards, during his term as a director in 2010.
Meetings of the Board and Committees
In 2010, there were four regular and two special board meetings. The board has three standing committees: the audit committee, the compensation committee and the nominating committee. Our audit committee held four meetings, our compensation committee held four meetings and our nominating committee held two meetings in 2010. During 2010, each of our current directors attended at least 75% of the aggregate of (i) all of the meetings of the board and (ii) all of the meetings of all committees of the board on which such director served. During his term as a director in 2010, Mr. Oh attended each meeting of the board and committee for which he served. Following his election to the board on April 5, 2010, Dr. Chao attended each subsequent meeting of the board and committee for which he served in 2010.

Committees of the Board
Audit Committee. The board has appointed a standing audit committee, currently consisting of Peter R. Terreri, as chairman, and Robert L. Burr, Allen Chao, Ph.D., and Michael Markbreiter. The board has determined that each member of the audit committee is independent, as defined in the applicable NASDAQ listing standards. In addition, the board has determined that Mr. Terreri qualifies as an “audit committee financial expert” as defined under Item 407 of Regulation S-K promulgated by the SEC.
The audit committee is governed by a written charter approved by the board, which is posted on our Web site (www.impaxlabs.com) and accessible via the “Investor Relations” page. The principal purpose of the audit committee is to oversee our accounting and financial reporting processes and the audit of our financial statements. The audit committee is directly responsible for the appointment, compensation, retention and oversight of the firm selected to be engaged as our independent registered public accounting firm, and pre-approves the engagement of the independent registered public accounting firm for all non-audit activities permitted under the Sarbanes-Oxley Act of 2002. In addition, the audit committee establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.
Compensation Committee. The board has appointed a standing compensation committee, currently consisting of Robert L. Burr, as chairman, and Leslie Z. Benet, Ph.D. and Nigel Ten Fleming, Ph.D. The board has determined that each member of the compensation committee is independent, as defined in the applicable NASDAQ listing standards.
The board has adopted a written compensation committee charter, which is posted on our Web site (www.impaxlabs.com) and accessible via the “Investor Relations” page. The principal duties of the compensation committee are to formulate, evaluate and recommend the compensation of our executive officers and directors to the board and the oversight of all compensation programs involving the issuance of our stock and other equity securities. Our Chief Executive Officer makes recommendations concerning executive compensation, other than his own compensation, to the compensation committee.
The committee uses the consulting services of Radford, a business unit of Aon Hewitt Consulting, Inc., which is a subsidiary of Aon Corporation, referred to as “Radford,” as its outside compensation consultant in evaluating executive compensation.
Radford as Compensation Committee Consultant. The compensation committee has retained Radford as its outside compensation consultant as a result of a competitive bidding process conducted by management on behalf of the compensation committee. Management did not specifically recommend Radford. Radford regularly meets with the compensation committee and provides advice regarding the design and implementation of our executive compensation program as well as our director compensation program. In particular, upon the compensation committee’s request, Radford:
•	reviews and makes recommendations regarding executive and director compensation (including amounts and forms of compensation);

•	provides market data and performs benchmarking;

•	advises the compensation committee as to best practices; and

•	assists in the preparation of our compensation-related disclosure included in this proxy statement.
In providing services to the compensation committee, with the compensation committee’s knowledge, Radford may contact our management from to time to time to obtain data and other information about us and to work together in the development of proposals and alternatives for the compensation committee to review and consider.

In addition, in fiscal 2010, (i) Aon Hewitt Health & Benefits, an affiliate of Radford, provided services as an insurance broker for our medical insurance and employee benefits insurance, (ii) Aon Hewitt Executive Benefits, an affiliate of Radford, provided services as a third party administrator of our non-qualified deferred compensation plan and additional company-paid executive health and disability benefit plans, and (iii) Aon Risk Services, an affiliate of Radford, provided services as an insurance broker for our products liability insurance and other commercial business insurance.
The compensation committee regularly evaluates the nature and scope of the services provided by Radford. The compensation committee approved the fiscal 2010 executive and director compensation consulting services described above. Although the compensation committee was aware of the other services performed by Aon Hewitt Health & Benefits, Aon Hewitt Executive Benefits and Aon Risk Services, and considered any potential conflict with Radford’s independence, the compensation committee did not review such other services as those services were reviewed and approved by management in the ordinary course of business.
In order to ensure that Radford is independent, Radford is only engaged by, takes direction from, and reports to, the compensation committee and, accordingly, only the compensation committee has the right to terminate or replace Radford at any time. Further, Radford maintains certain internal controls within Aon which include, among other things:
•	Radford is managed separately within Aon Corporation and performance is measured solely on the Radford business;

•	No commissions or cross revenue is provided to Aon Corporation in the event that Aon Corporation introduces Radford to an account, and no Aon Corporation staff member is paid commissions or incentives for Radford services;

•	Radford is not rewarded for selling Aon Corporation services nor is Radford required to cross-sell services;

•	Radford maintains its own account management structure, contact database and IT network and its survey data is on a separate IT platform from Aon Corporation; and

•	No member of Radford’s team is involved in, or sits on, any Aon Corporation committee for purposes of selling Aon Corporation services.
Nominating Committee. The board has appointed a standing nominating committee, currently consisting of Nigel Ten Fleming, Ph.D., as chairman, and Leslie Z. Benet, Ph.D. and Robert L. Burr. The board has determined that each member of the nominating committee is independent, as defined in the applicable NASDAQ listing standards.
The nominating committee is governed by a written charter approved by the board, which is posted on our Web site (www.impaxlabs.com) and accessible via the “Investor Relations” page. The principal purposes of the nominating committee are to develop and recommend to the board certain corporate governance policies, establish criteria for selecting new directors and identify, screen and recruit new directors. The nominating committee is also responsible for selecting and recommending individuals to serve as members of the board and recommending directors for committee membership to the board.
The information on the Web site listed above is not, and should not be, considered part of this proxy statement and is not incorporated by reference in this document. The Web site is, and is intended only to be, an inactive textual reference.

Qualifications of Director Nominees
The nominating committee has not established specific education or years of business experience requirements for potential director nominees, but in general, expects that qualified nominees will possess a proven record of business acumen, success and leadership, including experience or expertise in one or more of the following areas: business, financial or accounting matters generally, the pharmaceutical industry, technical matters generally and the specific technologies we use and develop. In addition, potential director nominees will be evaluated by reference to requirements relating to the board and committee composition under the law and applicable NASDAQ listing standards.
Our bylaws provide that each director must be at least 21 years of age and that each director or nominee for election as our director must deliver to our Corporate Secretary a completed written questionnaire with respect to his or her background and qualifications and also agree, among other matters, that he or she is not and will not become party to any agreement with a third party concerning how he or she will act or vote on any issue or question, any similar agreement that could limit or interfere with the ability to comply with his or her duties as a director, or any undisclosed agreement providing for any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director.
Director Nominee Selection Process and Diversity Policy
In the case of an incumbent director whose term of office expires, the nominating committee reviews such director’s service during the past term, including the number of board and committee meetings attended, as applicable, quality of participation and whether the candidate continues to meet the qualifications for a director, including the director’s independence, as well as any special qualifications required for membership on any committees on which such director serves.
In the case of a new director candidate, the selection process for director candidates includes the following steps:
•	identification of director candidates by the nominating committee based upon suggestions from current directors and executives and recommendations received from stockholders, and possible engagement of a director-search firm;

•	interviews of candidates by the nominating committee;

•	reports to the board by the nominating committee on the selection process;

•	recommendations by the nominating committee; and

•	formal nominations by the board for inclusion in the slate of directors at the annual meeting.
The nominating committee does not have a formal policy with respect to diversity; however, the board and the nominating committee believe that it is essential that the board members represent diverse viewpoints. The nominating committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The nominating committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
Procedures for Submitting Director Nominations by Stockholders
A director nominee nominated by our stockholder is eligible for election as our director at any stockholders’ meeting only if such person is nominated in accordance with the procedures set forth in our amended and restated bylaws. Set forth below is a brief summary of such procedures provided in our amended and restated bylaws. This summary is not intended to be complete and is qualified in its entirety by reference to the detailed provisions of our amended and restated bylaws.

A stockholder can submit nominations of persons to be elected as one of our directors at a stockholders’ meeting, provided such stockholder:
•	is a stockholder of record (i) on the date of the giving of the notice provided for in our amended and restated bylaws, (ii) on the record date for the determination of the stockholders entitled to vote at such meeting of stockholders, and (iii) at the time of such meeting of stockholders;

•	is entitled to vote at the meeting of stockholders; and

•	submits a written notice of nomination of persons for election to our board at a meeting of stockholders and complies with other specific notice procedures set forth in our amended and restated bylaws as to such nominations, including, but not limited to, the procedures regarding such notice’s timeliness and required form.
Stockholder’s Notice of Nomination
A stockholder’s written notice of nomination of persons for election to the board at an annual meeting should be submitted to our Corporate Secretary at our principal executive offices, at 30831 Huntwood Avenue, Hayward, California 94544.
Each stockholder’s notice of nomination must set forth the following information with respect to each person whom the stockholder proposes to nominate for election or reelection as a director:
•	the name, age, business address and residence address of such person;

•	the principal occupation and employment of such person;

•	the class and series and number of shares of each class and series of our capital stock owned beneficially or of record by such person, which information must be supplemented not later than 10 calendar days after the record date for the meeting to disclose such ownership as of the record date;

•	such person’s executed written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•	all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with the solicitation of proxies for the election of directors in a contested election pursuant to the Exchange Act and applicable rules and regulations;

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such person being nominated, on the one hand, and the stockholder and any stockholder associated person which means a person (i) controlling, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of our securities owned of record or beneficially by such stockholder, and (iii) any person controlling, controlled by or under common control with such stockholder associated person, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K of the Exchange Act if the stockholder making the nomination and any stockholder associated person were the “registrant” for purposes of such rule and the person being nominated were a director or executive officer of such registrant; and

•	the questionnaire and director agreement required under our amended and restated bylaws.

In addition, each stockholder’s notice of nomination must set forth the following information with respect to the stockholder giving the notice:
•	the name and record address of such stockholder, as they appear on our stock ledger,

•	the name and address of any stockholder associated person;

•	the class and series and number of shares of each class and series of our capital stock, which are, directly or indirectly, owned beneficially and/or of record by such stockholder or any stockholder associated person, documentary evidence of such record or beneficial ownership, and the date or dates such shares were acquired and the investment intent at the time such shares were acquired;

•	any derivative instrument directly or indirectly owned beneficially by such stockholder or any stockholder associated person and any other direct or indirect right held by such stockholder or any stockholder associated person to profit from, or share in any profit derived from, any increase or decrease in the value of our shares;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder or any stockholder associated person has a right to vote our shares;

•	any short interest indirectly or directly held by such stockholder or any stockholder associated person in any security issued by us;

•	any rights to dividends on our shares owned beneficially by such stockholder or any stockholder associated person that are separated or separable from our underlying shares;

•	any proportionate interest in our shares or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any stockholder associated person is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•	any performance-related fees (other than an asset-based fee) that such stockholder or any stockholder associated person is entitled to based on any increase or decrease in the value of our shares or derivative instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such stockholder’s or any stockholder associated person’s immediate family sharing the same household, which information must be supplemented by such stockholder and any stockholder associated person not later than 10 calendar days after the record date for the meeting to disclose such ownership as of the record date;

•	a description of all arrangements or understandings between such stockholder or any stockholder associated person and each proposed nominee and any other person or persons (naming such person or persons) pursuant to which the nomination(s) are to be made by such stockholder;

•	any material interest of such stockholder or any stockholder associated person in the election of such proposed nominee, individually or in the aggregate, including any anticipated benefit to the stockholder or any stockholder associated person therefrom;

•	a representation that such stockholder is a holder of record of our stock entitled to vote at such meeting and that such stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons named in its notice;

•	a representation from the stockholder as to whether the stockholder or any stockholder associated person intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the person proposed as a nominee and/or (ii) otherwise to solicit proxies from stockholders in support of the election of such person;

•	whether and the extent to which any agreement, arrangement or understanding has been made, the effect or intent of which is to increase or decrease the voting power of such stockholder or such stockholder associated person with respect to any shares of our capital stock, without regard to whether such transaction is required to be reported on a Schedule 13D or other form in accordance with the Exchange Act and the applicable rules and regulations; and

•	any other information relating to such stockholder and any stockholder associated person that would be required to be disclosed in a proxy statement or other filings required to be made with the SEC in connection with solicitations of proxies for the election of directors in a contested election pursuant to the Exchange Act and the applicable rules and regulations.
In addition to the information required above, we may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.
Deadline for Submitting Stockholder’s Notice of Nomination
To be considered timely, a stockholder’s notice of nomination must be delivered to, or mailed and received by, our Corporate Secretary, not earlier than the close of business on the 120th calendar day, and not later than the close of business on the 90th calendar day, prior to the first anniversary of the immediately preceding year’s annual meeting. If we did not hold an annual meeting in the previous year or we call the annual meeting for a date that is more than 30 calendar days earlier or more than 60 calendar days later than such anniversary date, the timely notice by the stockholder must be so delivered or received not earlier than the close of business on the 120th calendar day prior to the date of such annual meeting and not later than the close of business on the later of the 90th calendar day prior to the date of such annual meeting, or, if the first public disclosure of the date of such annual meeting is less than 100 calendar days prior to the date of such annual meeting, the 10th calendar day following the day on which we make first public disclosure of the date of such annual meeting.
However, if the number of directors to be elected to the board at an annual meeting is increased and we did not provide any public disclosure, naming all of the nominees for directors or specifying the size of the increased board, at least 90 calendar days prior to the first anniversary of the date of the immediately preceding year’s annual meeting, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to, or mailed and received by, our Corporate Secretary at our principal executive offices not later than the close of business on the 10th calendar day following the day on which we first make such public disclosure.
In case of a special meeting of stockholders, the proper form of a stockholder’s notice of nomination must be delivered to our Corporate Secretary not earlier than the close of business on the 120th calendar day prior to the date of such special meeting and not later than the close of business on the later of the 90th calendar day prior to the date of such special meeting or, if our first pubic disclosure of the date of such special meeting is less than 100 days prior to the date of such special meeting, not later than the 10th calendar day following the day on which we first make public disclosure of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting.
Stockholder Nominee Recommendation Policy
The nominating committee will consider recommendations received from stockholders of potential director nominees in a manner consistent with the nominating committee’s charter and its consideration of potential director nominees generally. The ultimate decision of whether to nominate a potential director nominee remains solely within the discretion of the board.

Any stockholder recommendation of a potential director nominee proposed for consideration by the nominating committee should include the potential director nominee’s name and qualifications for board membership and should be addressed to:
Corporate Secretary
Impax Laboratories, Inc.
30831 Huntwood Avenue
Hayward, California 94544
All stockholder recommendations of potential director nominees which are intended to be considered by the nominating committee in any year must be received at least 120 days prior to the date on which we first mailed our proxy material for the prior year’s annual meeting in order, upon a determination by the nominating committee to recommend such potential director nominee, for such nominee to be included in the proxy statement and the form of proxy relating to the annual meeting. The deadline for submitting recommendations of potential director nominees for the 2012 annual meeting is December 2, 2011.
Communication with the Board
Stockholders may communicate with the board or individual members of the board, including the respective chairs of the board’s nominating committee, compensation committee and audit committee, by sending correspondence to the following address: Corporate Secretary, Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544. We will periodically forward all correspondence received to the board or to the individual member of the board to whom the correspondence is addressed.
Attendance at Annual Meeting
The board has adopted a policy that all of our directors should attend the annual meeting, absent exceptional cause. In 2010, each of the seven members of the board attended the annual meeting.

Director Compensation for Year Ended December 31, 2010
The following table sets forth information regarding the compensation of our non-employee directors during the year ended December 31, 2010.

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards	Awards	Compensation		Total
Name	($)(1)	($)(2)(3)	($)(2)(4)	($)		($)(2)
Leslie Z. Benet, Ph.D.	55,625	—	208,610	—		264,235
Robert L. Burr	101,500	81,200	109,795	—		292,495
Allen Chao, Ph.D.	40,000	97,440	131,754	—		269,194
Nigel Ten Fleming, Ph.D.	60,375	81,200	109,795	—		251,370
Michael Markbreiter	54,125	81,200	109,795	—		245,120
Peter R. Terreri	66,000	81,200	109,795	—		256,995
Oh Kim Sun (5)	25,375	—	—	11,663	(5)	37,038

(1)	Prior to March 1, 2010, each non-employee director received a $30,000 annual retainer fee, a $2,000 fee for each board meeting attended and a $1,500 fee for each committee meeting attended. In addition, we paid (i) Mr. Burr a $30,000 annual retainer in his capacity as Chairman of the board and a $5,000 annual retainer in his capacity as Chairman of the compensation committee, (ii) Mr. Terreri a $10,000 annual retainer in his capacity as Chairman of the audit committee and (iii) Dr. Fleming a $4,000 annual retainer as Chairman of the nominating committee. On March 1, 2010, the board adopted a new compensation program for directors, pursuant to which each non-employee director receives an annual retainer of $45,000, payable in quarterly installments, and each member of the audit, compensation and nominating committees receives an annual retainer of $12,500, $7,500 and $5,000, respectively, payable in quarterly installments. In addition, we pay, in quarterly installments, a $30,000 annual retainer to our Chairman of the board and a $12,500, $5,000 and $5,000 annual retainer to our chairmen of the audit, compensation and nominating committees, respectively. See “— Narrative Disclosure to Director Compensation Table” below for a description of the new director compensation program.

(2)	Represents the aggregate grant date fair value of stock or option awards, as applicable, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, referred to as “ASC Topic 718,” based on assumptions set forth in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

(3)	At December 31, 2010, each of Mr. Burr, Dr. Chao, Dr. Fleming, Mr. Markbreiter and Mr. Terreri held 12,000, 4,800, 12,000, 12,000 and 12,000, respectively, shares of restricted common stock under the Impax Laboratories, Inc. Amended and Restated 2002 Equity Incentive Plan, referred to as the “2002 plan.”

(4)	At December 31, 2010, options to purchase, in the aggregate, 95,000, 62,500, 12,000, 54,000, 52,500 and 82,000 shares of our common stock were outstanding for Dr. Benet, Mr. Burr, Dr. Chao, Dr. Fleming, Mr. Markbreiter and Mr. Terreri, respectively, under the Impax Laboratories, Inc. 1999 Equity Incentive Plan, referred to as the “1999 plan,” and the 2002 plan.

(5)	Mr. Oh, formerly a non-employee director since 1999, did not stand for re-election to the board at the 2010 annual meeting of stockholders held on May 25, 2010. In 2010, we paid Mr. Oh $11,663 in travel and entertainment expenses.

Narrative Disclosure to Director Compensation Table
Members of the board who are our employees do not receive any compensation for their services as our directors. Prior to March 1, 2010, each of our non-employee directors received an annual retainer of $30,000, payable in quarterly installments, a $2,000 fee for each board meeting attended and a $1,500 fee for each committee meeting attended. In addition to the foregoing, we paid, in quarterly installments, a $30,000 annual retainer to our Chairman of the board, Mr. Burr, and a $10,000, $5,000 and $4,000 annual retainer to our Chairman of the audit committee, Mr. Terreri, Chairman of the compensation committee, Mr. Burr, and Chairman of the nominating committee, Dr. Fleming, respectively.
On March 1, 2010, the board adopted a new compensation program for directors, pursuant to which each non-employee director receives an annual retainer of $45,000, payable in quarterly installments, and each member of the audit, compensation and nominating committees receives an annual retainer of $12,500, $7,500 and $5,000, respectively, payable in quarterly installments. In addition, we pay, in quarterly installments, a $30,000 annual retainer to our Chairman of the board and a $12,500, $5,000 and $5,000 annual retainer to our chairmen of the audit, compensation and nominating committees, respectively. Our non-employee directors were reimbursed for out-of-pocket expenses incurred in attending board and committee meetings.
On May 26, 2010, we made annual grants of stock options, at the exercise price of $20.30 per share, and restricted stock to our non-employee directors other than Dr. Chao. Under the annual grant, we awarded (i) options to purchase 19,000 shares of common stock to Dr. Benet and 10,000 shares of common stock to each of the remaining non-employee directors; and (ii) 4,000 shares of restricted stock to each of the non-employee directors (excluding Dr. Benet). In addition, on May 26, 2010, we made new director grants to Dr. Chao of options to purchase 12,000 shares of common stock, at an exercise price of $20.30 per share, and 4,800 shares of restricted stock. The stock options and restricted stock described above vest in three equal annual installments beginning on May 26, 2011.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS DIRECTORS OF THE SEVEN NOMINEES NAMED IN THE PROXY STATEMENT.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion provides an analysis of our compensation program for the executive officers named in the Summary Compensation Table beginning on page 32 and discusses the material factors involved in our decisions regarding the compensation of the following named executive officers:
•	Larry Hsu, Ph.D., our President and Chief Executive Officer;

•	Arthur A. Koch, Jr., our Executive Vice President, Finance, and Chief Financial Officer;

•	Michael J. Nestor, President of Impax Pharmaceuticals, our branded-products division;

•	Charles V. Hildenbrand, our Senior Vice President, Operations; and

•	Christopher Mengler, R.Ph., who was President of Global Pharmaceuticals, our generic-products division, until his resignation in October 2010.
The following discussion cross-references those specific tabular and narrative disclosures that appear following this subsection where appropriate. You should read this Compensation Discussion and Analysis in conjunction with such tabular and narrative disclosures.
2010 Performance Summary
Our overall compensation goal is to reward our executive officers in a manner that supports our pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable and competitive. Our performance during the year ended December 31, 2010 was very strong and, in our compensation decision-making process described below, we took this performance into consideration.
Our total revenue increased to $879.5 million, up $521.1 million or 145% over the prior year period, and our gross profit was $539.3 million, a substantial increase over the $188.1 million in 2009. Our gross profit margin for 2010 was 61%, exceeding our full year outlook of gross profit margin of about 50%. Total income from operations in 2010 increased to $393.3 million, up $322.9 million over the prior year period. Our strong revenue growth resulted in full year 2010 net income increasing 401% or $200.4 million to $250.4 million, with net income per diluted share increasing $3.00, from $0.82 in 2009 to $3.82 in 2010. Our year-over-year increases in total revenue, gross profit, income from operations, net income and net income per diluted share were favorably impacted by an adjustment to the accounting for our strategic alliance agreement with Teva of $196.4 million, $101.0 million, $101.0 million, $64.2 million and $0.98, respectively. The adjustment to the accounting for our strategic alliance agreement with Teva represents the recognition of previously deferred revenue which otherwise would have been recognized, under the previous accounting standards, over the remaining life of this agreement using the modified proportional performance method. For additional information on the accounting afforded our strategic alliance agreement with Teva, please see “Part II - Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Overview - Critical Accounting Estimates - Estimated Lives of Alliance and Collaboration Agreements” of our Annual Report on Form 10-K for the year ended December 31, 2010.
For 2010 we were also free cash flow positive, representing a significant improvement over our 2010 outlook of cash flow positive from operations before changes in certain working capital assets and liabilities.
Finally, during 2010 we strengthened our balance sheet by increasing our liquid assets. As of December 31, 2010, we had more than $348 million in cash and short-term investments and $82.1 million in accounts receivable as a result of our substantially higher product sales. For further discussion of our financial performance for the year ended December 31, 2010, please see “Part II — Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Philosophy and Objectives
At its core, our executive compensation program recognizes that our success is dependent upon our ability to attract, motivate and retain the highly talented individuals we need to achieve our business results. The program reflects the following key principles:
•	To attract, motivate and retain the best talent we can obtain, our compensation should be competitive. We strongly believe that our future success rests with our people, including our executive officers. To be successful, we must be able to attract, motivate and retain quality executive officers. As compensation is a key tool to achieve this objective, one facet of our compensation program is to provide our named executive officers pay amounts and components that are competitive with those of other companies in our industry.

•	Our compensation program should encourage and reward positive performance. Our executive compensation program is designed to promote and reward positive performance. In doing so, we consider both the overall performance of our business as well as the individual performance of each named executive officer. Positive performance on the part of our company and management will permit our named executive officers to be eligible to receive incentive compensation. On the other hand, when our business is facing financial or other challenges or an individual executive does not meet stated objectives, this incentive compensation may be appropriately reduced or eliminated.

•	We seek to align the interests of our named executive officers and stockholders. We believe that equity compensation is an excellent way to encourage our executive officers to act in the best interests of our stockholders. We provide our named executive officers with equity awards as part of their overall compensation to encourage equity ownership and to align their interests with those of our stockholders.

•	Compensation should encourage teamwork and executive cohesion. While individual performance is carefully reviewed and considered, we have also maintained a philosophy of similar compensation for officers who are at similar executive levels. We believe that following such a plan of pay equity fosters teamwork and cohesion and discourages internal comparison of compensation packages among executives.

•	Our compensation program should balance our short- and long-term financial and operational goals. We generally strive to achieve a balance between achievement of both short- and long-term goals through the use of both salary and annual cash incentives and equity-based incentives. Our management incentive program primarily rewards short-term performance by paying out base salary and annual cash incentive awards based on performance over a period of one year. Equity-based awards are generally designed to reward long-term financial performance.
We believe that the mix and design of the elements of our executive compensation discussed in this proxy statement do not encourage management to assume excessive risks. See “— Risk Assessment in Compensation Policies and Practices for Employees.”
Our Compensation Decision-Making Process
Role of Chief Executive Officer and Compensation Committee
In general, as to most items of compensation, the Chief Executive Officer annually evaluates each named executive officer, other than himself, and recommends to the compensation committee each component of compensation for all of those named executive officers. Compensation that is generally not covered by the Chief Executive Officer’s evaluation includes benefits and other compensation mandated or determined by reference to an existing employment or similar agreement or benefits and other programs generally available to all of our employees.
As to the compensation of our Chief Executive Officer, the compensation committee discusses and creates a proposal as to the amount of and any changes to his compensation. The committee also evaluates the Chief Executive Officer’s proposals as to the compensation of our other named executive officers. The compensation committee then submits its recommendations regarding the compensation of all of our named executive officers to the board for final approval.

Generally, as part of its process of setting and approving the executive annual compensation, the compensation committee and the board, as applicable, review gains realized from prior compensation or compensation to be received upon a future termination of employment or a change in control. Severance and change-in-control compensation is intended to maximize stockholder value and assure continuity of leadership by allowing executives to perform their duties without regard to any concerns that they may have regarding their continued employment.
Role of Compensation Consultants
In 2010, as in recent years past, we retained the consulting services of Radford to assist in the evaluation of our compensation program for our named executive officers. Radford was engaged by, and reports directly to, the compensation committee, and the compensation committee has the general authority to retain and dismiss the compensation consultants.
Review of Executive Compensation
In 2008, the compensation committee, with the assistance of Radford, conducted a comprehensive review of our executive compensation to ensure that we are paying our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to our operations and provide incentives to achieve our business objectives. This review included an in-depth examination of Radford compensation survey data, described below in “— Benchmarking Executive Compensation”, which led the compensation committee to conclude that the total compensation for our named executive officers required adjustment to bring our compensation to a level competitive with that of other companies in our peer group and to make our compensation internally equitable for officers at similar levels of responsibility. To that end, our compensation committee and the board, with the assistance of Radford, developed a new compensation philosophy that targets executive compensation at the 50th percentile of Radford compensation survey data for salary, cash incentive awards and equity awards.
In 2010, as in 2009, Radford reevaluated our executive compensation and recommended that the compensation of our executive officers continue to be targeted at the 50th percentile of Radford compensation survey data for salary, cash incentive awards and equity awards.
Benchmarking Executive Compensation
With the assistance of Radford, the compensation committee established the following peer group of companies for comparison purposes for 2010:
•	Abraxis Bioscience, Inc.;

•	Alkermes, Inc.;

•	Caraco Pharmaceutical Laboratories, Ltd.;

•	Chattem, Inc.;

•	Cubist Pharmaceuticals, Inc.;

•	Endo Pharmaceuticals Holdings, Inc.;

•	Hi-Tech Pharmacal Co., Inc.;

•	K-V Pharmaceutical Company;

•	Lannett Company, Inc.;

•	Medicis Pharmaceutical Corporation;

•	Obagi Medical Products, Inc.;

•	OSI Pharmaceuticals, Inc.;

•	Par Pharmaceutical Companies, Inc.;

•	Salix Pharmaceuticals, Ltd.;

•	The Medicines Company; and

•	ViroPharma Incorporated.
In selecting a peer group, the compensation committee identified U.S. based publicly traded companies in the pharmaceutical or biotechnology industry that, in its view, (i) competed with us for talent, (ii) compared to our company based on size, as measured by market capitalization (a range of $500 million to $6.0 billion) and number of employees (a range of one-third to three and one half times the number of employees at our company); (iii) were at a similar stage of product development; and (iv) had a comparable financial performance as measured by revenues (a median range of $200 million to $2.0 billion).
The compensation committee reviews the composition of the peer group annually to ensure that companies comprising the peer group are relevant for comparative purposes. In 2010, Alpharma, Inc., Barr Pharmaceuticals, Inc., Bentley Pharmaceuticals, Inc. and Sciele Pharma, Inc. were removed from the peer group as each company was acquired by a third party in 2009. These companies were replaced in the peer group by Alkermes, Inc., Cubist Pharmaceuticals, Inc., OSI Pharmaceuticals, Inc. and ViroPharma Incorporated.
Radford provided us with information regarding compensation practices, including both cash and equity compensation, of companies comprising our peer group and published survey data using the 2010 Radford Global Life Sciences Survey. We believe that such information constituted appropriate guidelines for our compensation committee to compare proposed pay levels for our named executive officers with those of other companies in the life sciences industry. The purpose of using these data was to assist the decision makers in assessing whether the proposed executive compensation was competitive. The decision makers considered these data only as a guidepost to their evaluation of proposed compensation amounts, and there was no mandate that any actual compensation paid must fall within any set range. Our compensation committee and the board believe that using the Radford data in this manner is useful in establishing an appropriate and competitive compensation structure. Each year, our compensation committee and the board will review this process and in future years may determine to measure executive compensation by reference to data of companies in a different percentile range if our performance criteria or results, as viewed by reference to our yearly budget, change significantly, or they may choose to implement a different process altogether.
The Role of Stockholder Say-on-Pay Votes
At the annual meeting, stockholders will consider and vote on an advisory vote on executive compensation (Proposal Two). Although the stockholder vote on Proposal Two is non-binding, our board and the compensation committee will consider the outcome of the vote when making future compensation decisions for named executive officers.
Components of Our Executive Compensation Program
Overview of Elements of Compensation
Total compensation for our named executive officers is comprised of the following elements:
•	base salary;

•	cash incentive awards;

•	options and other equity-based awards;

•	non-qualified deferred compensation plan contributions;

•	401(k) retirement plan contributions;

•	post-employment and change-in-control benefits, including severance protection; and

•	other benefits and perquisites.
With respect to each of these elements, we provide the following discussion and analysis: (i) a description of the element; (ii) the objectives of each element; (iii) the specific performance that each element is designed to reward, if any; (iv) why we choose to pay each element; (v) how we determine the amount of each element; and (vi) how each element and our decisions regarding that element fit into our overall compensation objectives and affect decisions regarding those elements.
Base Salary
Base salary is paid to all employees, including our named executive officers, to provide them with a degree of financial certainty and a source of fixed compensation to meet their day-to-day living and other needs. We believe that our base salaries should be set competitively with other companies in our peer group and in the life sciences industry group in general so that they may serve to attract and retain talented executives.
We generally set an initial base salary range for a particular executive level (for example, all officers with the title of Senior Vice President or President of a division) and then apply that range to all executives at that level. In establishing these base salary ranges, we consider:
•	the experience, education and skills required and value of the position to us and our operations;

•	the particular needs of our company for an executive at the level being considered;

•	our desire to promote a cohesive management team among executives of that level by establishing internal pay equity; and

•	salaries for executives in similar positions in other companies in our peer group, as reflected in the Radford compensation survey data, applying the procedure described above in “— Our Compensation Decision-Making Process.”
Once the base salary range is established for a particular executive level, we then determine the amount of salary that a specific executive officer will receive. For new hires or promotions to a particular executive level, we consider:
•	the individual experience, education and skills of the particular executive;

•	for promotion candidates, the executive’s prior performance and length of service with us and the salaries of any other executives at that level; and

•	other special circumstances applicable to the particular executive.
We believe that generally the 2010 base salary levels we set for our named executive officers represented competitive compensation for an executive who:
•	is fully experienced and educated as required by the position;

•	is a strong performer and strong leader who makes solid contributions; and

•	possesses a full skill set for his position and applies those skills successfully.

Our compensation committee proposes salary adjustments for our Chief Executive Officer. As for our other named executive officers, base salary adjustments are evaluated and proposed by the Chief Executive Officer, whose proposals are reviewed by the compensation committee. In an effort to maintain pay equity, the Chief Executive Officer generally developed 2010 base salary increases for other named executive officers consistently among executives serving in similar capacities and with similar levels of responsibility.
In February 2009, we increased Dr. Hsu’s base salary to $596,250 as part of a two-year effort to bring his compensation to the 50th percentile of the Radford data to be competitive with the executive compensation of the companies in our peer group. This effort was completed in 2010 when we further increased Dr. Hsu’s base salary to $700,000 in connection with entering an employment agreement with him. In addition, we increased Mr. Koch’s base salary to $458,350 in order to align his cash compensation with our division presidents to further our desire to promote a cohesive management team among our named executive officers through internal pay equity. The other named executive officers received modest increases in base salary consistent with our approach to pay salary at the 50th percentile of the Radford compensation survey data. See “— Our Compensation Decision-Making Process — Review of Executive Compensation.”
The amount of a named executive officer’s base salary may also serve as a reference point for determining the amount of his other compensation elements. For example, in 2010, the range of the potential annual cash incentive awards for each executive was derived from a percentage of the executive’s base salary.
Cash Incentive Awards
Pursuant to the employment agreements with our named executive officers, we provide the executives with an increased cash compensation opportunity through annual cash incentive awards based on the achievement of annual corporate and individual goals. We believe that a meaningful amount of executive compensation should be variable and contingent on individual and corporate performance. Establishing executive compensation that is rewarded upon the achievement of these performance-based criteria, discussed in more detail below, supports our goal of providing incentives to our executives who dedicate their full efforts toward achieving our performance objectives, which in turn makes our business successful and contributes to increases in stockholder value in the short-term.
Annual cash incentive awards are generally calculated as a percentage of base salary based upon corporate and individual performance goals that must be achieved to earn the award. In an effort to maintain pay parity, executives at the same job level and with similar degrees of responsibility will generally be assigned the same percentage of base salary.
During the first quarter of 2010, the board and the compensation committee established individual goals for the Chief Executive Officer and corporate or company wide goals for all named executive officers, and the Chief Executive Officer developed individual performance goals for each other named executive officer. Individual goals were customized for the applicable executive and reflected the responsibilities and duties that we believe the executive should fulfill in connection with his particular position. Corporate goals reflected company performance as a whole and included criteria based on our achievement of particular performance targets, such as revenue and net income. The establishment of individual and corporate goals in 2010 was tied to and consistent with our compensation philosophy, as described above in “— Base Salary.”
In order to further align the stockholders’ and executive officers’ interests, in 2010 as in 2009, we emphasized the achievement of corporate goals rather than individual goals. We believed it was important to provide short-term, cash rewards to our named executive officers, which were tied mostly to the company performance. For example, achievement of corporate goals constitutes 95% of Dr. Hsu’s target cash incentive compensation and 85% of the target cash incentive compensation for other named executive officers. Individual goals comprised 5% of Dr. Hsu’s target cash incentive compensation and 15% of the target cash incentive compensation for our other named executive officers. Used this way, our cash compensation program in 2010 rewarded the demonstration of the types of performance and presence of executive skill sets that in our experience are directly attributable to our growth and an increase in value to our stockholders.

For 2010, our corporate performance goals were comprised of the following: (i) an internal revenue target based on revenues adjusted for certain deferrals under U.S. Generally Accepted Accounting Principles, referred to as “GAAP,” and (ii) an internal profit target based on the metric calculated by deducting our expenses determined in accordance with GAAP from the internal revenues described in (i) above. The 2010 corporate performance goals were recommended by our Chief Executive Officer and set by the compensation committee based on their assessment of current and anticipated market and other conditions affecting our business and the goals. In the view of the compensation committee, payout on these performance goals in 2010 required substantial achievement by each named executive officer. Because our 2010 revenue-based and profit-based performance goals ultimately exceeded the targets, all named executive officers received a cash incentive award payout based upon such performance. The use of identical performance goals tied to substantive increases in the revenue- and profit-based criteria for all of our named executive officers supports our stated compensation philosophies of rewarding named executive officers for positive performance, aligning the interests of our executives with those of our stockholders and maintaining executive cohesion and teamwork through the implementation of similar compensation for officers who are at similar executive levels.
The individual performance goals used to determine cash incentive compensation in 2010 for the named executive officers who participated in the cash incentive program were as follows:

Executive Officer		General Description of Performance Goals
Larry Hsu	•	Meet customer demand in all key products;
	•	Establish a 5-year manufacturing and packaging capacity plan;
	•	Continue to maintain high quality standard — no significant 483 or other regulatory citations, no major recalls;
	•	Target 10 ANDA filings with at least 3 sole First-to-File; and
	•	Initiate routine commercial batch manufacturing for products in Taiwan facility.

Arthur A. Koch, Jr.	•	Measure and actively control expenses to be within budget limit;
	•	Select and implement a new Enterprise Resource Planning system;
	•	Support the negotiation, documentation, diligence and integration of business development efforts; and
	•	Enhance information technology capabilities.

Michael Nestor	•	Complete IPX066 APEX-PD and ADVANCED-PD studies;
	•	Optimize IPX066 ASCEND-PD study;
	•	Complete a business development transaction that contributes to financial self sufficiency; and
	•	Effect a smooth co-promotion product transition and secure additional product for sales force to promote.

Charles Hildenbrand	•	Achieve a cost of goods sold margin at 50% or less of net sales;
	•	Pass all regulatory and customer inspections;
	•	Achieve timely customer shipment and product backorder targets;
	•	Achieve specified product quality targets; and
	•	Establish 5-year manufacturing and packaging capacity plan.

Executive Officer		General Description of Performance Goals
Christopher Mengler	•	Reduce overall cycle time and increase gross margin for Global Pharmaceuticals label products;
	•	Improve order fulfillment and reduce backorder delays; and
	•	Develop generic division leadership growth and succession plan.
All performance goals are disclosed to and discussed with each executive at the beginning of the year. An executive must be actively employed by us on the payment date to receive an annual cash incentive award. Each set of performance goals counts for a portion of the total potential bonus that may be received, and items constituting individual performance goals are individually weighted. The portion of the bonus based on overall corporate performance is earned in full if the goals are met. Payouts of cash incentive awards are determined in part by the compensation committee’s or Chief Executive Officer’s determination (in case of executive officers other than the Chief Executive Officer) as to whether such goals were achieved in whole or in part.
The compensation committee evaluates and recommends to the board, and the board establishes, targets consisting of percentages of base salaries for our executive officers’ cash incentive compensation as part of the yearly compensation process. Upon the compensation committee’s recommendation, the board generally sets such ranges of percentages of base salaries based on the same factors that the board reviews to set base salary ranges for our named executive officers. See “— Base Salary.”
The range of percentage targets for 2010 annual cash incentive awards and actual bonuses paid in 2011 for 2010 performance (presented both as a cash payment and as a percentage of 2010 base salary established in February 2010) for each named executive officer are presented in the following table:

	Annual Cash	Maximum Target		Actual Award as
	Incentive Award	for Annual Cash		Percentage of
	Target	Incentive Award	Actual Award	Salary
Name	(%)	(%)	($)	(%)
Larry Hsu, Ph.D.	80	120	546,000	78
Arthur A. Koch, Jr.	60	90	275,010	60
Michael J. Nestor	60	90	264,697	58
Charles V. Hildenbrand	60	90	178,602	51
Christopher Mengler (1)	60	90	—	—

(1)	In October 2010, Mr. Mengler resigned as President of Global Pharmaceuticals, our generic products division, and was not entitled to receive a cash incentive award for 2010 performance. See “— Potential Payments upon Termination or Change in Control — Potential Payments to Our Named Executive Officers upon Termination or Change in Control — Payments to Christopher Mengler upon Termination of Employment” for a discussion of the amounts payable to Mr. Mengler in connection with his resignation.
Once set, the compensation committee has the discretion to pay at, above or below the percentage targets set forth in the column “Annual Cash Incentive Award Target” in the table above depending on our overall financial and operational performance and the executive officers’ individual performance. The percentage targets in the column “Maximum Target for Annual Cash Incentive Award” represent maximum percentages of executives’ respective 2010 base salaries that we can award for superior performance. The actual cash incentive awards granted by the compensation committee for 2010 performance of our named executive officers were at or below the target annual award percentages for our named executive officers described above. See also “— Grants of Plan-Based Awards During Year Ended December 31, 2010.”
Equity Awards
We maintain our 2002 plan for the purpose of granting stock options and other equity-based awards, such as stock appreciation rights (commonly known as SARs) and restricted stock awards, to our employees, including our named executive officers. Option awards produce value to our named executive officers only if the price of our stock appreciates, and then only to the extent of the excess of our stock price over the exercise price of the option. Our stock options are granted with an exercise price equal to the fair market value on the date of grant to avoid providing any immediate benefit to the named executive officer upon grant.

Option and restricted stock awards link the interests of our executives to our stockholders. Because they generally vest incrementally over time, equity awards create an incentive for named executive officers to continue their employment with us for extended periods after the initial grant.
We have established procedures for granting equity awards to all of our eligible employees, including our named executive officers. Each year we establish a stock option or stock bonus award amount, referred to as the “equity compensation award,” for each level of responsibility within our organization, subject to approval by the compensation committee. In arriving at the option or stock component of the equity compensation award, we use a number of factors, including the grant date fair value of the award and the percentage of total shares outstanding that each award would represent.
The board or compensation committee, however, retains discretion, in appropriate circumstances, to provide a different amount of equity awards for both the new hire and/or promotion and the annual grants. We might, for example, increase the number of options above the specified amount if needed to retain an executive who would, upon leaving his current position with another employer, be required to forfeit a substantial unvested option or restricted stock position. We have not, and in the future do not intend to, time the award of any equity-based compensation to coincide with the release of favorable or unfavorable information about us.
Our equity awards to named executive officers are issued as long-term compensation that generally vest over a period of four years. This is consistent with our philosophy of linking the financial interests of our named executive officers to those of our stockholders. The long-term compensation balances the short-term compensation paid in the form of base salary and annual incentive awards.
For all of our equity awards, we establish the amount to be awarded to each of our named executive officers based upon the level of each position. As part of our goal of maintaining pay parity wherever possible, we tend to grant the same or similar amounts of equity awards to executives with similar titles and levels of responsibility.
In May 2010, we made annual grants of options and restricted stock awards to our named executive officers under the 2002 plan. Equity grants were targeted at the 50th percentile based on competitive benchmarking conducted by Radford. Such grants were recommended by the compensation committee for approval by the board. For all named executive officers, except our Chief Executive Officer, amounts and terms were proposed by our Chief Executive Officer, subject to ultimate approval by the board upon the compensation committee’ recommendation. Equity awards to our Chief Executive Officer were determined solely by the board upon the recommendation of the compensation committee.
401(k) Plan and Non-Qualified Deferred Compensation Plan Contributions
Retirement plans, in general, are designed to provide executives with financial security after their employment has terminated and, through the incremental vesting of our matching contributions to such plans over time, provide a retentive element to the overall pay package. Our named executive officers are eligible to participate in the Impax 401(k) Profit Sharing Plan, which allows them to contribute a portion of their base salary and bonus to support their financial needs upon retirement. We also contribute to each participant’s account an amount equal to 50% of the amount contributed by the named executive officer, with our contribution not to exceed 3% of the participant’s annual total compensation. Our matching contributions to the 401(k) plan vest depending on the number of years the named executive officer has worked at our company, with all matching contributions vesting after the third year of service. Amounts contributed to the 401(k) plan are invested in one or more investment fund options. Participants generally do not pay U.S. federal income tax on contributions to or earnings in the 401(k) plan until the participant makes withdrawals from his or her plan account.

Our named executive officers also are eligible to participate in the Impax Laboratories, Inc. Amended and Restated Executive Non-Qualified Deferred Compensation Plan, amended effective January 1, 2009. See “— Non-Qualified Deferred Compensation During Year Ended December 31, 2010” and “— Narrative Disclosure to Non-Qualified Deferred Compensation Table.” Each participant can defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. We make a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations.
These benefits are offered to provide financial security for our executives, and are consistent with our goal of attracting and retaining our executives. We also believe these contributions represent standard benefits that executive-level employees of public companies commonly receive. For these reasons, we do not take these matching contributions into consideration when setting other aspects of compensation for our executive officers.
Agreements with Executive Officers
In 2009 our compensation committee reassessed whether employment arrangements with our named executive officers were appropriate for our company, and effective January 1, 2010 we entered into employment agreements with all of our named executive officers in order to address competitive concerns of our business and to provide stability and continuity in the management of our company. The compensation committee, with the assistance of Radford and Pearl Meyer and Partners, another executive compensation consulting firm, analyzed the terms of employment arrangements for comparable executives employed by other publicly held companies. The compensation committee, led by Mr. Burr, negotiated the terms of the employment agreements. In negotiating such terms, the committee considered each named executive officer’s responsibilities and contributions to our strategic business development, as well as our aggregate potential obligations under each employment agreement, including payments to an executive upon termination of employment. See “— Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables” for a discussion of the employment agreements with our named executive officers.
In October 2010, Mr. Mengler informed us of his intent to resign from his position as President of our Global Pharmaceuticals Division. In connection with Mr. Mengler’s resignation, we discussed with him the terms of his separation agreement and a general release of claims, with Mr. Koch leading these discussions for us. On October 19, 2010, after discussions between the parties had been successfully concluded, we entered into a separation agreement and general release with Mr. Mengler, under which he resigned from his position effective October 19, 2010 and released us from all claims he had or might have against our company, and we agreed to provide Mr. Mengler with termination benefits consisting of $650,000 in cash; group life, disability and medical insurance benefits for 12 months; acceleration of the vesting of his unvested stock options and shares of restricted stock scheduled to vest within 12 months from the resignation date; and the right to exercise all vested stock options for six months from the resignation date. Under the terms of the separation agreement and general release, Mr. Mengler remains subject to the terms of the confidentiality provisions and the non-competition, non-solicitation, non-disparagement and cooperation covenants of his employment agreement.
Post-Employment and Change-in-Control Benefits
Severance payments provided by us include a cash payment that is generally based upon the salary and annual incentive payment history of the named executive officer at issue. Severance benefits may also include the accelerated vesting of our matching contributions under the non-qualified deferred compensation plan, the accelerated vesting of stock options and restricted stock awards, and the extension of the exercisability of an award.
Generally speaking, we provide severance to our executives to give them financial security in the event they suffer an involuntary termination other than for cause. We believe that the risk or possibility of an involuntary termination or change in control creates uncertainty for named executive officers regarding their continued employment with us. These scenarios may include, among other things, a termination of employment or a change in an executive’s job location, position or duties, whether on an individual basis or due to an overall reduction in or change to our workforce, or a change in other members of senior management resulting from a change in control event. As a result, our severance benefits are linked to our compensation philosophy of encouraging the long-term retention of our executives.

The employment agreements with our named executive officers provide for severance benefits pursuant to a “double trigger” in the event of a change of control of our company; that is, the executive is entitled to the severance benefits only if we terminate the executive involuntarily or the executive resigns for good cause following a change of control of our company. We believe a “double trigger” maximizes stockholder value by preventing an unintended windfall to executives in the event of a friendly change of control, while still providing our executives with appropriate incentives to cooperate in negotiating any change of control and a certain measure of job security and protection against termination without cause or loss of employment through no fault of their own. See “— Potential Payments upon Termination or Change in Control — Employment Agreements with Our Named Executive Officers” for a summary of the termination provisions in the employment agreements with our named executive officers.
Other Benefits and Perquisites
Our named executive officers participate in a wide array of benefit plans that are available to all of our salaried employees generally, including an employee stock purchase plan as well as medical, dental, vision, life and short-term and long-term disability insurance plans. We generally do not offer our named executive officers any material compensation in the form of perquisites.
Tax and Accounting Treatment of Compensation
Section 162(m)
Section 162(m) of the Internal Revenue Code of 1986, as amended, referred to as the “Code,” generally limits our federal income tax deduction for compensation paid in any year to an individual who, as of the end of the taxable year, is our Chief Executive Officer and any other employee whose compensation is required to be reported to stockholders by reason of being among the three most highly compensated officers to $1 million, to the extent that such compensation is not “performance based.”
Amounts we pay as base salary and cash incentive compensation do not qualify for the “performance-based compensation” exception. We intend that options issued under our 2002 plan will not be subject to the $1 million limitation in reliance upon the performance-based exception. However, several types of awards issued under our 2002 plan, including restricted stock, will not meet the requirements of the performance-based exception. There can be no assurance that we will be able to comply or that we will intend to comply with all of the technical requirements of 162(m) in the future.
Section 280G
Under Section 280G of the Code, a 20% excise tax is imposed upon named executive officers and other executive officers or employees who receive an “excess parachute payment” upon a change in control. An excess parachute payment is deemed to be received to the extent that such a change-in-control payment exceeds an amount approximating three times the employee’s average annual compensation, determined using the employee’s average compensation over the five years preceding the year the change in control occurs. A company also loses its tax deduction for any excess parachute payments made.
Section 409A
Section 409A of the Code may impose additional taxes on our directors, officers and employees with respect to various nonqualified deferred compensation arrangements we maintain, including:
•	employment and severance agreements between us and our officers;

•	our non-qualified deferred compensation plan; and

•	other compensation arrangements we enter into with our directors, officers and employees.

Section 409A of the Code generally does not apply to incentive stock options and nonqualified stock options that are granted at fair market value if no deferral is provided beyond exercise. Section 409A also does not apply to our restricted stock awards. In the event that a deferred compensation arrangement fails to comply with Section 409A in form or operation, an officer, director or employee may become subject to:
•	the imposition of U.S. federal income tax, and potentially state and local income tax, on all amounts deferred in the tax year in which the amounts are deferred (or, if later, in the tax year when the receipt of the benefits is no longer subject to a substantial risk of forfeiture);

•	a penalty tax of 20% of the includable amount (in addition to the regular income tax at ordinary income rates); and

•	interest at the underpayment rate plus 1 percent from the time the amount was first deferred (or, if later, the tax year when the benefits are no longer subject to a substantial risk of forfeiture) until the time the amount is included in income.
ASC Topic 718
Accounting rules and pronouncements govern how we value option and restricted stock awards that we make and when those awards are to be recognized as compensation expense on our consolidated financial statements. Under ASC Topic 718, we calculate the full grant date fair value of awards using a variety of assumptions. This calculation is performed for accounting purposes, as an executive officer might never realize any value from the award. This may happen, for example, when the value of a share of stock on which the executive holds an option falls below the exercise price of the option and remains below the exercise price, rendering the option worthless to the executive. ASC Topic 718 also requires that companies recognize the compensation cost of a stock option or stock bonus award proportionately over the period that an employee is required to render service in exchange for a share-based payment.

Summary Compensation Table
The following table sets forth information relating to all compensation awarded to, earned by or paid to the following individuals for all services rendered in all capacities to us and our subsidiaries during each of the years ended December 31, 2010, 2009 and 2008, respectively:
•	our principal executive officer;

•	our principal financial officer;

•	our two most highly compensated executive officers whose total compensation for the year ended December 31, 2010 exceeded $100,000; and

•	one former executive officer for whom disclosure would have been provided pursuant to the point immediately above but for the fact that the individual was not serving as an executive officer at the end of the year ended December 31, 2010.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)(3)(4)		($)
Larry Hsu, Ph.D.	2010	682,043	—	933,800	1,290,806	546,000	83,744		3,536,393
President and Chief	2009	585,144	—	903,900	1,934,757	715,500	56,415		4,195,716
Executive Officer	2008	375,000	956,860	—	—	276,281	101,953		1,710,094
(principal executive officer)

Arthur A. Koch, Jr.	2010	448,292	—	263,900	364,793	275,010	59,881		1,411,876
Executive Vice	2009	392,308	—	582,950	478,804	353,600	50,347		1,858,009
President, Finance, and	2008	250,000	421,909	—	—	186,688	60,741		919,338
Chief Financial Officer (principal financial officer)

Michael J. Nestor (5)	2010	456,081	—	263,900	364,793	264,697	27,847		1,377,318
President, Impax	2009	459,038	—	85,150	127,030	389,375	110,843		1,171,436
Pharmaceuticals division	2008	302,404	—	255,900	411,810	218,902	107,289		1,296,305
(commencing March 31, 2008)

Charles V. Hildenbrand	2010	348,435	—	182,700	252,549	178,602	56,811		1,019,097
Senior Vice President,	2009	334,718	—	176,850	459,261	293,080	50,615		1,314,524
Operations	2008	220,662	331,200	—	—	138,300	46,147		736,309

Christopher Mengler (6)	2010	407,971	37,500	263,900	364,793	—	964,475	(7)	2,038,639
President, Global	2009	436,443	37,500	180,000	273,068	389,497	—		1,316,508
Pharmaceuticals division (commencing January 5, 2009 and ending October 19, 2010)

(1)	Represents the aggregate grant date fair value of stock or option awards, as applicable, computed in accordance with ASC Topic 718, based on assumptions set forth in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

(2)	Represents annual cash incentive awards paid in 2011 for 2010 performance, paid in 2010 for 2009 performance and paid in 2009 for 2008 performance. Special cash bonuses paid in December 2008 are included in the “Bonus” column. In October 2010, Mr. Mengler resigned as President of Global Pharmaceuticals, our generic products division, and was not entitled to receive a cash incentive award for 2010 performance.

(3)	In 2010, we paid matching contributions on amounts deferred by our named executive officers to our non-qualified deferred compensation plan and 401(k) plan from their respective 2010 salaries and cash incentive awards paid in 2010 with respect to 2009 performance. In 2009, we paid matching contributions on amounts deferred by our named executive officers to our non-qualified deferred compensation plan and 401(k) plan from their respective 2009 salaries and cash incentive awards paid in 2009 with respect to 2008 performance. In 2008, we paid matching contributions on amounts deferred by our named executive officers to our non-qualified deferred compensation plan and 401(k) plan from their respective 2008 salaries, 2008 bonuses and cash incentive awards paid in 2008 with respect to 2007 performance.

(4)	“All Other Compensation” column for the year ended December 31, 2010 includes the following compensation items:

	Matching			Long-Term
	Contributions Under			Disability
	Non-Qualified	Matching	Life Insurance	Insurance
	Deferred	Contributions	Premium	Premium	Tax Gross Up
	Compensation Plan	Under 401(k) Plan	Payments	Payments	Payments(a)
Name	($)	($)	($)	($)	($)
Larry Hsu, Ph.D.	69,877	8,916	3,135	—	1,816
Arthur A. Koch, Jr.	40,095	7,350	369	8,260	3,807
Michael J. Nestor	19,469	8,378	—	—	—
Charles V. Hildenbrand	32,076	8,805	743	9,344	5,843
Christopher Mengler	—	—	—	—	—

(a)	Represents tax gross-up payments related to the payment of (i) life insurance premiums for Dr. Hsu and Messrs. Koch and Hildenbrand; and (ii) long term disability insurance premiums for Mr. Koch.

(5)	Mr. Michael J. Nestor was appointed President of Impax Pharmaceuticals, our branded products division, effective March 31, 2008.

(6)	Mr. Mengler was appointed President of Global Pharmaceuticals, our generic products division, effective January 5, 2009 and resigned from such position on October 19, 2010.

(7)	Includes (i) under Mr. Mengler’s separation agreement and general release with us, a $650,000 cash payment to Mr. Mengler, $270,000 as the aggregate grant date fair value, computed in accordance with footnote 1 above, attributed to the immediate vesting of 26,875 unvested stock options and 10,750 shares of restricted stock and $6,200 as the value attributed to the payment of all group life, disability and medical insurance benefits received by Mr. Mengler from the resignation date through December 31, 2010, and (ii) under Mr. Mengler’s employment agreement with us, $38,275, for accrued but unused vacation time.

Grants of Plan-Based Awards During Year Ended December 31, 2010
The following table sets forth information regarding grants of plan-based awards to our named executive officers during the year ended December 31, 2010.

					All Other	All Other
					Stock	Option		Grant
					Awards:	Awards:		Date Fair
					Number of	Number of	Exercise or	Value of
		Estimated Possible Payouts Under			Shares of	Securities	Base Price	Stock and
		Non-Equity Incentive Plan Awards			Stock or	Underlying	of Option	Option
		Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	($)(1)	($)(1)	($)(1)	(#)(2)	(#)(2)	($/Sh)(2)	($)(3)
Larry Hsu, Ph.D.		—	560,000	840,000	—	—	—	—
	May 26, 2010	—	—	—	46,000	—	—	933,800
	May 26, 2010	—	—	—	—	115,000	20.30	1,290,806

Arthur A. Koch, Jr.		—	275,010	412,515	—	—	—	—
	May 26, 2010	—	—	—	13,000	—	—	263,900
	May 26, 2010	—	—	—	—	32,500	20.30	364,793

Michael J. Nestor		—	275,010	412,515	—	—	—	—
	May 26, 2010	—	—	—	13,000	—	—	263,900
	May 26, 2010	—	—	—	—	32,500	20.30	364,793

Charles V. Hildenbrand		—	210,120	315,180	—	—	—	—
	May 26, 2010	—	—	—	9,000	—	—	182,700
	May 26, 2010	—	—	—	—	22,500	20.30	252,549

Christopher Mengler		—	275,010	412,515	—	—	—	—
	May 26, 2010	—	—	—	13,000	—	—	263,900
	May 26, 2010	—	—	—	—	32,500	20.30	364,793

(1)	The target payout is based on 80% of Dr. Hsu’s 2010 base salary and 60% of the respective 2010 base salaries of Messrs. Koch, Nestor, Hildenbrand and Mengler. We have the discretion to pay at, above or below these percentage targets depending on our overall financial and operational performance and the executive officer’s individual performance. The maximum payout is based on 120% of Dr. Hsu’s 2010 base salary and 90% of the respective 2010 base salaries of Messrs. Koch, Nestor, Hildenbrand and Mengler to be awarded for superior performance. See “— Compensation Discussion and Analysis — Components of Our Executive Compensation Program — Cash Incentive Awards” for a discussion of performance goals that the named executive officers should achieve to earn the awards.

(2)	The common stock option and restricted stock awards shown in the table were made under our 2002 plan. The stock option and restricted stock grants vest in four equal annual installments beginning on the first anniversary of the date of grant. The exercise price of the option is the market price of our common stock on the date of grant.

(3)	Represents the grant date fair value of stock or option awards, as applicable, computed in accordance with ASC Topic 718, based on assumptions set forth in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K filed with the SEC on February 25, 2011 and without giving effect to the estimate of forfeitures related to service-based vesting conditions.

Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables
Agreements with Our Named Executive Officers
During 2010, we had employment agreements with each of our named executive officers. Mr. Mengler, formerly President of our Global Pharmaceuticals Division, resigned in October 2010. In connection with Mr. Mengler’s resignation, we entered into a separation agreement and general release with him.
Employment Agreements with Dr. Hsu and Messrs. Koch, Nestor and Hildenbrand
Effective January 1, 2010, we entered into employment agreements with Dr. Hsu and Messrs. Koch, Nestor and Hildenbrand, which had the effect of terminating any prior employment agreement with such named executive officer. The employment agreements expire on December 31, 2012 unless further extended or terminated earlier as provided in the agreements. Each agreement automatically renews for a one-year period unless either party provides at least 90 days written notice of non-renewal prior to the end of the applicable term or unless it is terminated earlier.
Pursuant to the agreements, annual base salary for Dr. Hsu and Messrs. Koch, Nestor and Hildenbrand was initially set at $700,000, $458,350, $458,350 and $350,200, respectively, subject to increase or decrease as determined by the board or the compensation committee. The named executive officers are also eligible to receive: (i) an annual cash incentive bonus based upon a percentage of each person’s base salary and the attainment of goals established in writing by the board or its compensation committee; (ii) grants of stock options and restricted stock in an amount and on the terms determined by the compensation committee; and (iii) other compensation that may be awarded by the board or the compensation committee. Each named executive officer is also entitled to have the benefit of all group life, disability, hospital, surgical and major medical insurance plans and other employee benefit plans made available to our executive personnel. In addition, the agreement with Dr. Hsu also provides that during the term of his employment, the board will nominate and recommend to stockholders his election as our director.
The employment agreements may be terminated by us with or without “cause” or by the named executive officer for “good reason” or for no reason, as such terms are defined in the agreements.
The employment agreements require the named executive officers to maintain the confidentiality of information relating to our company during and after the term of the agreement and also contain non-competition, non-solicitation, non-disparagement and cooperation covenants as well as other provisions customary for this type of employment agreement.
Additionally, the employment agreements contain provisions that provide for certain payments upon termination or a change in control of our company. See “— Potential Payments upon Termination or Change in Control — Potential Payments to Our Named Executive Officers upon Termination or Change in Control” for a discussion of potential payments to Dr. Hsu and Messrs. Koch, Nestor and Hildenbrand upon a termination of their employment with us.
Employment Agreement and Separation Agreement and General Release with Christopher Mengler
In January 2010, we entered into an employment agreement with Mr. Mengler on substantially the same terms as our other named executive officers, which set Mr. Mengler’s initial base salary at $458,350, subject to increase or decrease as determined by the board or the compensation committee. In connection with Mr. Mengler’s resignation as President of our Global Pharmaceuticals Division on October  19, 2010, we entered into a separation agreement and general release with Mr. Mengler which supersedes the employment agreement with Mr. Mengler. Under the separation agreement and general release, we agreed to provide Mr. Mengler with termination benefits consisting of (i) $650,000 in cash; (ii) group life, disability and medical insurance benefits for 12 months from the resignation date; (iii) acceleration of the vesting of his unvested stock options and shares of restricted stock scheduled to vest within 12 months from the resignation date; and (iv) and the right to exercise all vested stock options for six months from the resignation date. The separation agreement and general release provides that Mr. Mengler remains subject to the confidentiality provisions and the non-competition, non-solicitation, non-disparagement and cooperation covenants of his employment agreement.

Outstanding Equity Awards at December 31, 2010
The following table sets forth the information regarding the outstanding option and stock awards for our named executive officers at December 31, 2010.

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number	Value of
		Securities	Securities			of Shares	Shares of
		Underlying	Underlying			of Stock	Stock
		Unexercised	Unexercised	Option		That	That
		Options	Options	Exercise	Option	Have Not	Have Not
	Grant	(#)	(#)	Price	Expiration	Vested	Vested
Name	Date	Exercisable (1)	Unexercisable (1)	($)	Date	(#)(1)	($)(2)
Larry Hsu, Ph.D.	03/08/2002	100,000	—	6.72	03/08/2012	—	—
	03/10/2003	75,000	—	3.04	03/10/2013	—	—
	05/20/2009	123,750	371,250	6.55	05/20/2019	103,500	2,081,385
	05/26/2010	—	115,000	20.30	05/26/2020	46,000	925,060

Arthur A. Koch, Jr.	02/22/2005	50,000	—	17.13	02/22/2015	—	—
	05/20/2009	30,625	91,875	6.55	05/20/2019	66,750	1,342,343
	05/26/2010	—	32,500	20.30	05/26/2020	13,000	261,430

Michael J. Nestor	06/06/2008	37,500	37,500	8.53	06/06/2018	15,000	301,650
	05/20/2009	8,125	24,375	6.55	05/20/2019	9,750	196,073
	05/26/2010	—	32,500	20.30	05/26/2020	13,000	261,430

Charles V. Hildenbrand	08/30/2004	50,000	—	14.55	08/30/2014	—	—
	09/21/2005	11,459	—	9.85	09/21/2015	—	—
	05/20/2009	29,375	88,125	6.55	05/20/2019	20,250	407,228
	05/26/2010	—	22,500	20.30	05/26/2020	9,000	180,990

Christopher Mengler	03/05/2009	18,750	—	6.00	04/18/2011	—	—
	05/26/2010	8,125	—	20.30	04/18/2011	—	—

(1)	All options and restricted stock vest in four equal annual installments beginning on the first anniversary of the date of grant. In October 2010, Mr. Mengler resigned as President of Global Pharmaceuticals, our generic products division. In connection with his resignation, all of Mr. Mengler’s unvested stock options and shares of restricted stock were terminated, except such stock options and shares of restricted stock scheduled to vest within 12 months of the date of resignation, which immediately vested and, with respect to such stock options, became exercisable for a period of six months from the date of resignation.

(2)	Based on the market value of common stock of $20.11 per share at December 31, 2010.

Option Exercises and Stock Vested During Year Ended December 31, 2010
The following table provides information about the value realized by the named executive officers on the exercise of option awards and the vesting of stock awards during the year ended December 31, 2010.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	on Exercise	Vesting	on Vesting
Name	(#)	(#)(1)	(#)	($)(2)
Larry Hsu, Ph.D.	50,000	559,000	34,500	677,925
Arthur A. Koch, Jr.	—	—	22,250	437,213
Michael J. Nestor	—	—	10,750	212,213
Charles V. Hildenbrand	—	—	6,750	132,638
Christopher Mengler	18,750	286,688	18,250	344,513

(1)	The value realized is calculated by determining the difference between the market price of the underlying common stock at exercise and the exercise price of the option awards. On August 3, 2010, Dr. Hsu acquired 50,000 shares of common stock on the exercise of an option award with an exercise price of $5.00 per share. The market price of our common stock on August 3, 2010 was $16.18 per share. On October 25, 2010, Mr. Mengler acquired 18,750 shares of common stock on the exercise of an option award with an exercise price of $6.00 per share. The market price of our common stock on October 25, 2010 was $21.29 per share.

(2)	The value realized on the vesting of stock awards is calculated by multiplying the number of shares of common stock vested by the market value of the common stock on the vesting date. On May 20, 2010, Dr. Hsu acquired 34,500 shares of common stock on the vesting of a stock award at a market price of $19.65 per share. Of such 34,500 shares of common stock acquired by Dr. Hsu, 14,234 shares of common stock were surrendered to satisfy Dr. Hsu’s payroll tax withholding obligations. On May 20, 2010, Mr. Koch acquired 22,250 shares of common stock on the vesting of a stock award at a market price of $19.65 per share. Of such 22,250 shares of common stock acquired by Mr. Koch, 9,034 shares of common stock were surrendered to satisfy Mr. Koch’s payroll tax withholding obligations. On May 20, 2010, Mr. Nestor acquired 3,250 shares of common stock on the vesting of a stock award at a market price of $19.65 per share. Of such 3,250 shares of common stock acquired by Mr. Nestor, 1,193 shares of common stock were surrendered to satisfy Mr. Nestor’s payroll tax withholding obligations. On June 7, 2010, Mr. Nestor acquired 7,500 shares of common stock on the vesting of a stock award at a market price of $19.78 per share. Of such 7,500 shares of common stock acquired by Mr. Nestor, 2,751 shares of common stock were surrendered to satisfy Mr. Nestor’s payroll tax withholding obligations. On May 20, 2010, Mr. Hildenbrand acquired 6,750 shares of common stock on the vesting of a stock award at a market price of $19.65 per share. Of such 6,750 shares of common stock acquired by Mr. Hildenbrand, 2,476 shares of common stock were surrendered to satisfy Mr. Hildenbrand’s payroll tax withholding obligations. On March 5, 2010, Mr. Mengler acquired 7,500 shares of common stock on the vesting of a stock award at a market price of $16.48 per share. Of such 7,500 shares of common stock acquired by Mr. Mengler, 2,294 shares of common stock were surrendered to satisfy Mr. Mengler’s payroll tax withholding obligations. On October 19, 2010, Mr. Mengler acquired 10,750 shares of common stock on the immediate vesting of stock awards at a market price of $20.55 per share in connection with his resignation from employment with us. Of such 10,750 shares of common stock acquired by Mr. Mengler, 3,290 shares of common stock were surrendered to satisfy Mr. Mengler’s payroll tax withholding obligations.

Non-Qualified Deferred Compensation During Year Ended December 31, 2010
The following table sets forth the benefits received by our named executive officers under our non-qualified deferred compensation plan during the year ended December 31, 2010 as well as the aggregate non-qualified deferred compensation balances at December 31, 2010:

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions	Contributions	Earnings in	Withdrawals/	December 31,
	in 2010	in 2010	2010	Distributions	2010
Name	($)(1)	($)(2)	($)	($)	($)(3)
Larry Hsu, Ph.D.	139,754	69,877	163,662	—	1,305,089
Arthur A. Koch, Jr.	80,189	40,095	55,287	—	531,919
Michael J. Nestor	38,937	19,469	16,061	—	123,465
Charles V. Hildenbrand	93,459	32,076	57,527	—	389,604
Christopher Mengler	—	—	—	—	—

(1)	Represents amounts deferred by each named executive officer to our non-qualified deferred compensation plan and reported in the Summary Compensation Table above under “Salary” for 2010 and “Non-Equity Incentive Plan Compensation” for 2009, relating to cash incentive awards paid in 2010 for 2009 performance as follows:

		Non-Equity
		Incentive
		Contributions
	2010 Salary	for 2009
	Contributions	Performance
Name	($)	($)
Larry Hsu, Ph.D.	68,204	71,550
Arthur A. Koch, Jr.	44,829	35,360
Michael J. Nestor	—	38,937
Charles V. Hildenbrand	34,843	58,616
Christopher Mengler	—	—
Amounts deferred by named executive officers to our non-qualified deferred compensation plan from their respective cash incentive awards paid in 2011 for 2010 performance and our matching contributions related to such deferred compensation made in 2011 will be included in the next year’s Non-Qualified Deferred Compensation table.

(2)	These amounts are reported under “All Other Compensation” in the Summary Compensation Table above.

(3)	Of the amounts shown, the following were included in the Summary Compensation Table and represent the amounts deferred by Dr. Hsu, Mr. Koch and Mr. Hildenbrand, respectively, from 2009 salary, cash incentive awards paid in 2009 for 2008 performance, 2008 salary, 2008 bonus and cash incentive awards paid in 2008 for 2007 performance: Dr. Hsu — $58,514, $27,628, $37,500, $95,686 and $24,375, Mr. Koch — $39,231, $18,669, $25,000, $42,191 and $16,750, and Mr. Hildenbrand — $33,472, $20,745, $13,240, $19,872 and $8,606. Of the amounts shown, the amount of $21,890 was included in the Summary Compensation Table as deferred by Mr. Nestor from cash incentive awards paid in 2009 for 2008 performance. For information regarding named executive officers’ deferrals from their respective 2010 salaries and cash incentive awards paid in 2010 for 2009 performance, see footnote 1 above. Our matching contributions relating to 2010, 2009 and 2008 salary payments, 2008 bonus payments, and cash incentive awards paid in 2010 for 2009 performance, paid in 2009 for 2008 performance and paid in 2008 for 2007 performance were reported in “All Other Compensation” column in the Summary Compensation Table.

Narrative Disclosure to Non-Qualified Deferred Compensation Table
Our non-qualified deferred compensation plan permits highly-compensated individuals to receive a similar level of benefits (in terms of the overall percentage of their income eligible for tax deferral and employer matching contributions) as are available to employees with lower levels of income. Each participant can defer up to 75% of the participant’s base salary and up to 100% of the amount of the participant’s bonus or cash incentive awards. We make a matching contribution for each participant equal to 50% of the participant’s contribution up to 10% of base salary and bonus and cash incentive awards per year. A participant’s account is notionally invested in one or more investment funds and the value of the account is determined with respect to such investment allocations. Participants are fully vested in their contributions when made. Our matching contributions vest depending on the number of years of service, with participants being fully vested after five years of service. No contributions are forfeited as a result of a separation due to death, disability, termination of the plan or a change in control.
Benefits attributable to a participant may be valued as if they were invested in one or more investment funds (as set forth in the non-qualified deferred compensation plan), as directed by participants in writing. Participants may change their selection of investment funds from time to time in writing in accordance with the procedure established by the plan administrator. Changes will take effect as soon as administratively practicable.
If a participant terminates his or her employment, or an eligible consultant ceases to render service to us, for any reason, including death, we will pay the participant an amount equal to the value of the vested balance credited to the participant’s plan account. If the participant has died, the balance of that account will be paid to one or more beneficiaries designated by the participant. See “— Potential Payments upon Termination or Change in Control — Non-Qualified Deferred Compensation Plan” for a description of the form of payouts, withdrawals and other distributions under our non-qualified deferred compensation plan.
Description of Equity Compensation Plans
The following description of the material terms of the 2002 plan, Impax Laboratories, Inc. 2001 Non-Qualified Employee Stock Purchase Plan, referred to as the “2001 plan,” and 1999 plan is intended as a summary only and is qualified in its entirety by reference to the complete text of such plans.
2002 Plan
The principle purpose of the 2002 plan is to attract, retain and motivate key personnel. The 2002 plan authorizes the grant of incentive stock options, referred to as “ISOs,” non-statutory stock options, stock appreciation rights, referred to as “SARs,” and restricted stock awards. We may grant awards under the 2002 plan to our officers, employees, directors and consultants, or those of our subsidiaries. ISOs may be granted only to our employees or those of our subsidiaries. We may also, from time to time, assume outstanding awards granted by another company by either granting an award under the 2002 plan in replacement of the award we assumed or by treating the assumed award as if it had been granted under the 2002 plan.
The maximum total number of shares for which awards can be granted under the 2002 plan is 11,800,000 shares of common stock, subject to appropriate adjustment in a manner determined by our board or a committee thereof to reflect changes in our capitalization.
The 2002 plan is administered by our board. Subject to the terms of the 2002 plan, the board has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of the award may be exercised, the exercise, purchase or strike price of each award, the type of consideration permitted to exercise or purchase each award and other terms of the awards. Except for awards granted to our non-employee directors and the power to amend or terminate the plan, the board may delegate its authority under the 2002 plan to a committee. This committee must consist of at least two directors who are “non-employee directors” under Exchange Act Rule 16b-3 and “outside directors” under Section 162(m) of the Code. However, if the committee does not meet either of these requirements, the validity of awards granted or actions taken under the 2002 plan will not be affected. The board may also delegate nondiscretionary administrative duties to one or more of our employees. We have chosen to exercise this delegation of authority to the fullest extent permitted by the plan.

The board may generally amend or terminate the 2002 plan or any related award agreement at any time, although a holder must consent to any amendment or termination that adversely affects his or her rights. Under the 2002 plan, during any period in which our common stock is listed on NASDAQ or any other national securities exchange, our stockholders must approve any amendment that would increase the number of shares of common stock for which awards may be granted under the 2002 plan (in the aggregate or on an individual basis) or modify the class of employees eligible to receive awards under the 2002 plan.
2001 Plan
In February 2001, in order to encourage employee ownership of our common stock, the board approved the 2001 plan, under which we can issue 500,000 shares of common stock, subject to certain adjustments as set forth in such plan. The 2001 plan provides an opportunity for employees to purchase common stock at a 15% discount to the market price through payroll deductions or lump sum cash investments of up to $25,000 in any one calendar year. The 2001 plan is administered by the compensation committee, which has the authority to interpret, amend and make any determinations necessary to administer the 2001 plan.
1999 Plan
Our stockholders adopted the 1999 plan in connection with the merger of Global Pharmaceutical Corporation with Impax Pharmaceuticals, Inc. effective December 14, 1999. Except for the differences noted below in the summary of the 1999 plan, the material terms of the 1999 plan are substantially similar to those of the 2002 plan.
The maximum total number of shares for which awards can be granted under the 1999 plan is 5,000,000 shares of common stock, subject to appropriate adjustment in a manner determined by our board or a committee thereof to reflect changes in our capitalization. Under the 1999 plan, and subject to adjustments to reflect changes in our capitalization, the maximum number of shares of common stock with respect to which stock options or SARs may be granted during any calendar year to any employee may not exceed 300,000 shares. While the 1999 plan provides for the annual grant of options to purchase 2,000 shares of common stock to each of our non-employee directors, we did not grant options to our non-employee directors during 2005, 2006, 2007, 2008, 2009 or 2010 under the 1999 plan. Non-employee directors become eligible for such options after one year of service in that capacity.
Potential Payments upon Termination or Change in Control
In 2010, upon termination of employment and/or upon a change in control, each of our named executive officers would have been entitled to receive from us potential payments and benefits under the following agreements and plans:
•	employment agreements with our named executive officers;
•	our 1999 plan and 2002 plan; and
•	our non-qualified deferred compensation plan.
Employment Agreements with Our Named Executive Officers
Employment Agreement Terms
The employment agreements with our named executive officers specify our obligations to each such officer upon termination of his respective employment under various circumstances. Each employment agreement may be terminated upon the death of the named executive officer, by us on 30 days written notice upon the disability of the named executive officer, by us upon written notice to the named executive officer with or without “cause” and by the named executive officer upon 60 days written notice without “good reason” or at any time prior to the 60th day after any event providing “good reason,” provided such event is not cured within 30 days.

Under the terms of the employment agreements, “disability” means the inability of the named executive officer to perform his duties and responsibilities under the agreement, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition either (i) has continued for a period of 180 calendar days in any consecutive 365-day period, or (ii) is likely to continue for a period of at least six consecutive months from its commencement as projected by our board in good faith after consulting with a doctor selected by us and consented to by the named executive officer (or, in the event of his incapacity, by his legal representative), such consent not to be unreasonably withheld.
Under the terms of the employment agreements, “cause” means:
•	the willful and continued failure of the named executive officer to perform his obligations under the agreement, provided there is a 15-day cure period;
•	the named executive officer’s indictment for, conviction of, or plea of guilty or nolo contendere to a felony or other crime involving moral turpitude or dishonesty;
•	the named executive officer’s willful misconduct in the performance of his duties; and
•	the named executive officer’s willful misconduct other than in the performance of his duties that is actually or potentially materially injurious to us.
Under the terms of the employment agreements, “good reason” means:
•	a material breach of the agreement;
•	a material diminution in the authorities, duties or responsibilities of the named executive officer set forth in his respective agreement (other than temporarily while such officer is physically or mentally incapacitated and unable to properly perform such duties, as determined by our board in good faith);
•	the loss of any of the titles granted to the named executive officer in his respective agreement;
•	a material reduction by us in the base salary or in any of the percentages of base salary payable as an annual cash incentive award to the named executive officer, but, except in the case of a reduction following a “change of control,” not including (a) a reduction in base salary or in any of the percentages of base salary payable as an annual cash incentive award which is consistent with the reduction in base salary or in any of the percentages of base salary payable as an annual cash incentive award imposed on all of our senior executives, or (b) a reduction in base salary or in any of the percentages of base salary payable as an annual cash incentive award based on the results of peer benchmark data obtained by our board and after approval of the board;
•	the relocation of the named executive officer to an office more than 50 miles from his then-current location;
•	the assignment to the named executive officer of duties or responsibilities that are materially inconsistent with any of his duties and responsibilities set forth in his respective agreement;
•	a material change in the reporting structure set forth in his respective agreement; and
•	our failure to obtain the assumption in writing of our obligation to perform the named executive officer’s respective agreement by any successor in connection with a sale or other disposition by us of all or substantially all of our assets or businesses within 10 days after such sale or other disposition.

In addition, Dr. Hsu may also terminate his employment agreement with us for good reason if we fail to nominate or re-nominate him to serve as a director, other than as a result of his death or disability or a legal prohibition.
Under the terms of the employment agreements, a “change of control” means (provided each event is a “change in control event” within the meaning of Section 409A of the Code):
•	any “person” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than us, any trustee or other fiduciary holding securities under any of our employee benefit plans, or any company owned, directly or indirectly, by our stockholders in substantially the same proportions as their ownership of our common stock), becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of our company representing more than 50% of our combined voting power then outstanding, referred to as “greater than 50% holders”;
•	during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute our board, and any new director whose election by our board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of our board;
•	a merger or consolidation of our company with any other corporation or other entity, other than a merger or consolidation that would result in our voting securities outstanding immediately prior thereto (and held by persons that are not affiliates of the acquirer) continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of our voting securities or such surviving entity immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization (or similar transaction) in which no person (other than greater than 50% holders) acquires more than 50% of our voting securities shall not constitute a change of control; or
•	the consummation of a sale or other disposition by us of all or substantially all of our assets, including a liquidation, other than the sale or other disposition of all or substantially all of our assets to a person or persons who beneficially own, directly or indirectly, more than 50% of our voting securities immediately prior to the time of the sale or other disposition.
Employment Agreement Benefits
Upon the death of a named executive officer, such officer’s estate shall receive: (i) any earned but unpaid base salary through the termination date; (ii) any annual cash incentive award earned but unpaid for the prior fiscal year, which amount will be paid within two and one-half months following the end of the calendar year to which it relates; (iii) reimbursement for any unreimbursed expenses properly incurred and paid through the termination date; (iv) any accrued but unused vacation time; (v) all vested stock options and restricted stock; and (vi) vested accrued benefits and other payments, if any, which such officer or his dependents are entitled to under our employee benefit arrangements, plans and programs, as of the termination date, except severance pay plans, collectively referred to as the “amounts and benefits.” If the termination event occurs after our first fiscal quarter of any year, we will pay a pro rata portion of such officer’s annual cash incentive award, to be determined by multiplying the amount of such award which would be due for the full fiscal year, as determined by our board, by a fraction, the numerator of which is the number of days during the fiscal year of termination such officer was employed and the denominator of which is 365, referred to as the “pro rata award,” which amount will be paid within two and one-half months following the end of the calendar year to which it relates. In addition, all unvested restricted stock granted to such officer will immediately vest and the portion of unvested stock options of such officer which are scheduled to vest in the calendar year of the termination will vest upon the certification of the compensation committee based on the achievement of performance goals through the termination date.

If the employment of a named executive officer is terminated by us on 30 days written notice upon the disability of such officer, we will pay the officer the amount and benefits, the pro rata award and medical benefits for six months. In addition, upon the receipt of a general release of claims from such officer, 50% of all unvested restricted stock granted to such officer will immediately vest on the termination date and the portion of the unvested stock options of such officer scheduled to vest in the calendar year of the termination will vest upon the certification of the compensation committee based on the achievement of performance goals through the termination date.
If the employment of a named executive officer is terminated for cause by us or without good reason by such officer, we will pay the officer the amount and benefits.
If the employment of a named executive officer is terminated without cause by us or for good reason by such officer, we will pay the officer the amounts and benefits. In addition, each named executive officer will receive the following:
•	Dr. Hsu. Dr. Hsu will be paid or provided with (i) a cash severance in an amount equal to the sum of (a) the balance of the base salary due under his employment agreement or two times his base salary as then in effect, whichever is greater, plus (b) an amount equal to two times the average of the annual cash incentive awards received for all fiscal years during the term of his agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date; (ii) the pro rata award, which amount will be paid within two and one-half months following the end of the calendar year to which it relates; and (iii) all benefits for 24 months from the termination date. In addition, the vesting of all of Dr. Hsu’s unvested stock options and restricted stock will be accelerated by 12 months and his stock options will remain exercisable for 12 months following the termination date.
•	Messrs. Koch and Nestor. Messrs. Koch and Nestor will be paid or provided with (i) a cash payment in an amount equal to the sum of (a) the balance of the base salary due under his respective employment agreement or one and one half times his respective base salary as then in effect, whichever is greater, plus (b) an amount equal to one and one half times the average of the annual cash incentive awards received by such officer for all fiscal years during the term of his respective agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date; (ii) the pro rata award; and (iii) all benefits for 24 months from the termination date. In addition, all of the unvested stock options and restricted stock held by Messrs. Koch or Nestor, respectively, will be accelerated by 12 months and such stock options will remain exercisable for 12 months following his respective termination date.
•	Mr. Hildenbrand. Mr. Hildenbrand will be paid or provided with (i) a cash severance in an amount equal to the sum of (a) the balance of the base salary due under his employment agreement or one times his base salary as then in effect, whichever is greater, plus (b) an amount equal to one times the average of the annual cash incentive awards received for all fiscal years during the term of his agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date; and (ii) all benefits for 12 months from the termination date. In addition, all of Mr. Hildenbrand’s unvested stock options and restricted stock will be accelerated by six months and his stock options will remain exercisable for six months following the termination date.
If the employment of a named executive officer is terminated without cause by us or for good reason by the named executive officer within 60 days preceding or 12 months following a change of control, we will pay such officer the amounts and benefits. In addition, each named executive officer will receive the following:
•	Dr. Hsu. Dr. Hsu will be paid (i) a cash severance in an amount equal to the sum of (a) the balance of the base salary due under his agreement or two and one half times his then current base salary, whichever is greater, plus (b) an amount equal to two and one half times the average of the annual cash incentive awards received for all fiscal years during the term of the agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date; and (ii) the pro rata award, which amount will be paid within two and one-half months following the end of the calendar year to which it relates.

•	Messrs. Koch and Nestor. Messrs. Koch and Nestor will be paid or provided with (i) an amount equal to the sum of (a) the balance of the base salary due such officer under his respective agreement or two and one quarter times such officer’s then current base salary, whichever is greater, plus (b) an amount equal to two and one quarter times the average of the annual cash incentive awards received by such officer for all fiscal years during the term of the agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date, and (ii) the pro rata award, which amount will be paid within two and one-half months following the end of the calendar year to which it relates.
•	Mr. Hildenbrand. Mr. Hildenbrand will be paid or provided with an amount equal to the sum of (i) the balance of the base salary due under his agreement or one and three quarter times his then current base salary, whichever is greater, plus (ii) an amount equal to one and three quarter times the average of the annual cash incentive awards received by him for all fiscal years during the term of the agreement, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.
Each named executive officer will also receive all benefits for 24 months from the termination date and each officer’s unvested stock options and restricted stock will be accelerated to the termination date and his stock options will remain exercisable for 12 months following the termination date.
Under each employment agreement, upon a termination by us without cause or by the named executive officer for good reason, whether or not following a change of control, our obligation to (i) make severance payments and (ii) distribute, accelerate vesting periods or extend exercise periods with respect to restricted stock or stock options, as applicable, except for the provision of the amounts and benefits, is conditioned upon the receipt of a general release of claims from the named executive officer. In addition, any severance payable under an employment agreement which remains unpaid or other benefits yet to be received in connection with a termination by us without cause or by the named executive officer for good reason, whether or not following a change of control, will be forfeited by the named executive officer for failure to comply with (i) the terms of the confidentiality and non-disclosure provisions, (ii) the non-competition covenant applicable for a period of 12 months following the termination date, (iii) the non-solicitation covenant applicable for a period of 24 months following the termination date with respect to our employees, representatives, agents and vendors and for a period of 12 months following the termination date with respect to our customers, (iv) the non-disparagement covenant applicable for a period of five years from the termination date, and (v) the cooperation covenants.

Stock Incentive Plans and Award Agreements
The table below sets forth the benefits that each named executive officer holding awards granted under our 1999 plan and 2002 plan would be entitled to receive should his employment terminate under the following specified circumstances. These rights and benefits may be amended or modified as otherwise determined by the board at the time that a grant or award is made or, if the named executive officer’s rights are not reduced, thereafter:

Termination Circumstance	Stock Incentive Plan Benefit
Death or disability	The vested portion of any stock option as of the date of death or disability may be exercised within one year from the date of death or disability, but in no event after the stated expiration of the option.
Termination other than death, disability or for cause (1)	The vested portion of any stock option as of the date of termination may be exercised within 30 days from the date of termination, but in no event after the stated expiration of the option.

(1)	Under the 1999 plan and 2002 plan, “cause” is defined as under an applicable employment or consulting agreement. If there is no such agreement or no such definition in an agreement, “cause” is defined to mean dishonesty, fraud, insubordination, willful misconduct, refusal to perform services or materially unsatisfactory performance of duties.
Under each of our 1999 plan and 2002 plan, if, in the event of a “change in control,” the surviving corporation refuses to assume or to substitute with similar awards the outstanding awards granted under these plans, then all such outstanding awards will become immediately exercisable, referred to as an “equity plan change in control event.” The award will terminate if it is not exercised at or prior to the event constituting the change in control.
For these purposes, a “change in control” means:
•	a sale of all or substantially all of our assets;
•	a merger or consolidation in which we are not the surviving corporation; or
•	a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise.
Pursuant to the terms of our standard stock bonus award agreement under the 2002 plan, the vesting of a restricted stock award granted to named executive officers under the 2002 plan is accelerated in full as of the date of any of the following events: (i) an executive’s death or disability; (ii) a change within a 12-month period in the holders of more than 50% of our outstanding common stock (other than as provided under our 2002 plan); or (iii) any other event deemed to constitute a “change of control” by the board (other than as provided under our 2002 plan), events (ii) and (iii) collectively referred to as an “2002 award agreement change of control event.”
Non-Qualified Deferred Compensation Plan
Our non-qualified deferred compensation plan provides that matching contributions by us vest depending on the number of years of service for each named executive officer, with such officers being fully vested after five years of service. Upon the occurrence of a named executive officer’s death or “disability,” the amount of matching contributions by us to such officer under the plan will immediately vest. Further, upon the occurrence of a “change in control” of our company, the amount of matching contributions by us to the named executive officers under the plan will immediately vest.
Under the non-qualified deferred compensation plan, “disability” is generally defined as a physical or mental condition whereby the named executive officer: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of such named executive officer’s employer.

Under the non-qualified deferred compensation plan, a “change in control” is generally defined as a change in the ownership or effective control of our company, or in the ownership of a substantial portion of the assets of our company, as defined and determined under Section 409A(a)(2)(A)(v) of the Code, Treasury Notice 2005-1 and any further guidance published with respect to such term, and includes any one of the following events:
•	a change in ownership in which a person, group or entity acquires more than 50% of the total fair market value or total voting power of our stock;
•	a person, group or entity acquires (in a 12-month period) ownership of stock with 35% or more of the total voting power of our stock;
•	a majority of the board is replaced in a 12-month period by directors whose appointment or election was not endorsed by a majority of the board before their appointment or election; or
•	a change in ownership of a substantial portion of our assets in which a person, group or entity acquires 40% or more of the gross fair market value of our assets.
The payment of unvested matching contributions under the plan to our named executive officers (or such officer’s estate) in the event of death, disability or a change in control will be made as follows:
•	upon death, (i) if the payment of benefits under the plan had commenced, pursuant to the then existing benefit payment plan, or (ii) if the payment of benefits under the plan had not yet commenced, in a lump sum payment as soon as administratively possible;
•	upon disability, in a lump sum payment not earlier than the sixth month following the named executive officer’s disability; and
•	upon a change in control, as specified by such named executive officer in the distribution election, (i) a lump sum payment as soon as administratively possible; or (ii) annual installments for a period of up to 15 years (or in the event of payment of an in-service account, a maximum of five years) with annual payments equal to the balance of the account immediately prior to the payment, multiplied by a fraction, the numerator of which is one and the denominator of which commences at the number of annual payments initially chosen and is reduced by one in each succeeding year.

Potential Payments to Our Named Executive Officers upon Termination or Change in Control
Potential Payments upon Termination
The following table shows the estimated amount of payments and benefits that would be provided by us (or our successor) to each of the named executive officers under the plans and agreements described above assuming that their employment was terminated as of December 31, 2010 for various reasons as described below:

	Reason for Termination of Employment
											Terminated by Us
	Terminated by										without Cause or
	Us without										by Officer for
	Cause or by		Terminated		Terminated by						Good Reason in
Named Executive Officer and Nature of	Officer With		by Us for		Officer without						Connection with a
Payment	Good Reason		Cause		Good Reason		Disability		Death		Change of Control
Larry Hsu, Ph.D.
Base Severance Payment	131,924	(1)	118,462	(1)	118,462	(1)	0	(1)	131,924	(1)	131,924	(1)
Accrued Benefits	0	(2)	0	(2)	0	(2)	270,000	(2)	1,500,000	(2)	0	(2)
Cash Severance Payment	2,831,000	(3)	—		—		—		—		3,538,750	(3)
Pro Rata Award	546,000	(4)	—		—		546,000	(4)	546,000	(4)	546,000	(4)
Cost of continuation of benefits	33,700	(5)	—		—		8,245	(6)	—		33,700	(5)
Value of accelerated stock options	1,678,050	(7)	—		—		0	(8)	0	(8)	5,034,150	(9)
Value of accelerated restricted stock	925,060	(10)	—		—		2,543,915	(11)	3,006,445	(12)	3,006,445	(12)
Non-Qualified Deferred Compensation	—		—		—		—		—		—
Total	6,145,734		118,462		118,462		3,368,160		5,184,369		12,290,969
Arthur A. Koch, Jr.
Base Severance Payment	81,981	(1)	73,165	(1)	73,165	(1)	0	(1)	81,981	(1)	81,981	(1)
Accrued Benefits	0	(2)	0	(2)	0	(2)	2,092,500	(2)	709,000	(2)	0	(2)
Cash Severance Payment	1,447,200	(13)	—		—		—		—		1,447,200	(13)
Pro Rata Award	275,010	(4)	—		—		275,010	(4)	275,010	(4)	275,010	(4)
Cost of continuation of benefits	52,892	(5)	—		—		13,223	(6)	—		52,892	(5)
Value of accelerated stock options	415,275	(7)	—		—		0	(8)	0	(8)	1,245,825	(9)
Value of accelerated restricted stock	512,805	(10)	—		—		1,473,058	(11)	1,603,773	(12)	1,603,773	(12)
Non-Qualified Deferred Compensation	—		—		—		—		—		—
Total	2,838,826		73,165		73,165		3,853,791		2,669,764		4,760,344
Michael J. Nestor
Base Severance Payment	28,029	(1)	19,393	(1)	19,393	(1)	0	(1)	28,029	(1)	28,029	(1)
Accrued Benefits	0	(2)	0	(2)	0	(2)	600,000	(2)	459,000	(2)	0	(2)
Cash Severance Payment	1,500,863	(14)	—		—		—		—		1,500,863	(14)
Pro Rata Award	264,697	(4)	—		—		264,697	(4)	264,697	(4)	264,697	(4)
Cost of continuation of benefits	47,449	(5)	—		—		11,862	(6)	—		47,449	(5)
Value of accelerated stock options	327,300	(7)	—		—		0	(8)	0	(8)	0	(9)
Value of accelerated restricted stock	281,540	(10)	—		—		326,788	(11)	759,153	(12)	759,153	(12)
Non-Qualified Deferred Compensation	—		—		—		24,693	(15)	24,693	(15)	24,693	(15)
Total	2,449,878		19,393		19,393		1,228,040		1,535,572		2,624,884
Charles V. Hildenbrand
Base Severance Payment	55,900	(1)	49,165	(1)	49,165	(1)	0	(1)	55,900	(1)	55,900	(1)
Accrued Benefits	0	(2)	0	(2)	0	(2)	1,309,000	(2)	601,000	(2)	0	(2)
Cash Severance Payment	993,480	(16)	—		—		—		—		993,480	(16)
Pro Rata Award	—		—		—		178,062	(4)	178,062	(4)	—
Cost of continuation of benefits	8,146	(17)	—		—		4,703	(6)	—		16,292	(5)
Value of accelerated stock options	398,325	(18)	—		—		0	(8)	0	(8)	1,194,975	(9)
Value of accelerated restricted stock	180,990	(19)	—		—		497,723	(11)	588,218	(12)	588,218	(12)
Non-Qualified Deferred Compensation	—		—		—		—		—		—
Total	1,636,841		49,165		49,165		1,989,488		1,423,180		2,848,865

(1)	Represents the amount payable under the named executive officer’s employment agreement for (i) any earned but unpaid base salary through the termination date; (ii) any annual cash incentive award earned but unpaid for the prior fiscal year, which amount is paid within two and one-half months following the end of the then current calendar year; and (iii) any accrued but unused vacation time.

(2)	Represents the amount payable under the named executive officer’s employment agreement for vested accrued benefits and other payments, if any, which such officer or his dependents are entitled to under our employee benefit arrangements, plans and programs, as of the termination date, except severance pay plans.

(3)	Represents the amount payable under Dr. Hsu’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(4)	Represents the estimated amount of the pro rata award payable under the named executive officer’s employment agreement, which amount will be paid within two and one-half months following the end of the calendar year to which it relates.

(5)	Represents the estimated cost to continue the named executive officer’s benefits for a period of 24 months from the termination date.

(6)	Represents the estimated cost to continue the named executive officer’s medical benefits for a period of 6 months from the termination date under such officer’s employment agreement.

(7)	Represents the value realized on the acceleration of the vesting of all unvested stock options scheduled to vest within 12 months from the termination date, which value is determined for each unvested stock option (subject to vesting within 12 months) by subtracting the exercise price for such stock option from $20.11, the closing price of our common stock on December 31, 2010, the termination date.

(8)	Represents the value realized on the acceleration of the vesting of all unvested stock options scheduled to vest in the calendar year of the termination upon the certification of the compensation committee based on the achievement of performance goals through the termination date, which value is determined for each unvested stock option by subtracting the exercise price for such stock option from $20.11, the closing price of our common stock on December 31, 2010, the termination date.

(9)	Represents the value realized on the acceleration of the vesting of all unvested stock options, which value is determined for each unvested stock option by subtracting the exercise price for such stock option from $20.11, the closing price of our common stock on December 31, 2010, the termination date.

(10)	Represents the value realized on the acceleration of the vesting of all unvested restricted stock scheduled to vest within 12 months from the termination date, which value is determined by multiplying $20.11, the closing price of our common stock on December 31, 2010, the termination date, by the number of unvested restricted stock (subject to vesting within 12 months) as of such date.

(11)	Represents (i) the value realized on the acceleration of the vesting of all unvested restricted stock granted under the terms of our standard stock bonus award agreement under the 2002 plan, which value is determined by multiplying $20.11, the closing price of our common stock on December 31, 2010, the termination date, by the number of such unvested restricted stock as of such date, and (ii) the value realized on the acceleration of the vesting of the remaining 50% of all unvested restricted stock, which value is determined by multiplying $20.11, the closing price of our common stock on December 31, 2010, the termination date, by the number of such unvested restricted stock as of such date.

(12)	Represents the value realized on the acceleration of the vesting of all unvested restricted stock, which value is determined by multiplying $20.11, the closing price of our common stock on December 31, 2010, the termination date, by the number of unvested restricted stock as of such date.

(13)	Represents the amount payable under Mr. Koch’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(14)	Represents the amount payable under Mr. Nestor’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(15)	Represents the value received on the acceleration of the vesting of the unvested portion of the matching contributions made by us for the benefit of the named executive officer under our non-qualified deferred compensation plan.

(16)	Represents the amount payable under Mr. Hildenbrand’s employment agreement with us, with the aggregate amount due paid in equal installments for a period of 12 months from the termination date.

(17)	Represents the estimated cost to continue the named executive officer’s benefits for a period of 12 months from the termination date.

(18)	Represents the value realized on the acceleration of the vesting of all unvested stock options scheduled to vest within six months from the termination date, which value is determined for each unvested stock option (subject to vesting within six months) by subtracting the exercise price for such stock option from $20.11, the closing price of our common stock on December 31, 2010, the termination date.

(19)	Represents the value realized on the acceleration of the vesting of all unvested restricted stock scheduled to vest within six months from the termination date, which value is determined by multiplying $20.11, the closing price of our common stock on December 31, 2010, the termination date, by the number of unvested restricted stock (subject to vesting within six months) as of such date.

Potential Payments upon Change in Control
The following table shows the potential benefit to each named executive officer related to (i) the acceleration of the vesting of the unvested portions of the stock options and the restricted stock held by such officer under the 1999 plan and the 2002 plan assuming an equity plan change in control event occurred on December 31, 2010, (ii) the acceleration of the vesting of the unvested portions of the restricted stock held by such officers under the terms of our standard stock bonus award agreement under the 2002 plan assuming a 2002 award agreement change of control event occurred on December 31, 2010, and (iii) the acceleration of the vesting of the unvested portion of the matching contributions made by us for the benefit of the named executive officer under our non-qualified deferred compensation plan upon the occurrence of a “change in control” of our company:

	Option Awards		Stock Awards
	Number of
	Securities	Accelerated	Number	Accelerated	Accelerated
	Underlying	Vesting of	of Shares	Vesting of	Vesting of
	Unvested	Unvested	of Unvested	Restricted	Matching
Named Executive Officer and	Options	Options	Restricted Stock	Stock	Contributions
Change in Control Event	(#)	($)(1)	(#)	($)(2)	by us ($)(3)
Larry Hsu, Ph.D.
Equity plan change in control event	486,250	5,034,150	149,500	3,006,445	—
2002 award agreement change of control event	—	—	103,500	2,081,385	—
Non-Qualified Deferred Compensation	—	—	—	—	—

Arthur A. Koch, Jr.
Equity plan change in control event	124,375	1,245,825	79,750	1,603,773	—
2002 award agreement change of control event	—	—	66,750	1,342,343	—
Non-Qualified Deferred Compensation	—	—	—	—	—

Michael J. Nestor
Equity plan change in control event	94,375	764,775	37,750	759,153	—
2002 award agreement change of control event	—	—	9,750	196,073	—
Non-Qualified Deferred Compensation	—	—	—	—	24,693

Charles V. Hildenbrand
Equity plan change in control event	110,625	1,194,975	29,250	588,218	—
2002 award agreement change of control event	—	—	20,250	407,228	—
Non-Qualified Deferred Compensation	—	—	—	—	—

(1)	Based on the difference between the closing price of our common stock on December 31, 2010, $20.11 per share, and the exercise price of the stock option.

(2)	Based on the closing price of our common stock on December 31, 2010, $20.11 per share.

(3)	Represents the value received on the acceleration of the vesting of the unvested portion of the matching contributions made by us for the benefit of the named executive officer under our non-qualified deferred compensation plan.

Payments to Christopher Mengler upon Termination of Employment
On October 19, 2010, we entered into a separation agreement and general release with Christopher Mengler, formerly President of our Global Pharmaceuticals Division. Under the terms of the separation agreement and general release, we agreed to provide Mr. Mengler with termination benefits consisting of (i) $650,000 in cash; (ii) group life, disability and medical insurance benefits for 12 months from the termination date; (iii) acceleration of the vesting of his unvested stock options and shares of restricted stock scheduled to vest within 12 months from the termination date; and (iv) and the right to exercise all vested stock options for six months from the termination date. See also “— Narrative Disclosure to Summary Compensation and Grants of Plan-Based Awards Tables — Agreements with Our Named Executive Officers — Employment Agreement and Separation Agreement and General Release with Christopher Mengler.”
In connection with his termination, Mr. Mengler was entitled to receive the following termination benefits under his employment agreement with us: (i) any earned but unpaid base salary through the termination date; (ii) reimbursement for any unreimbursed expenses properly incurred and paid through the termination date; (iii) any accrued but unused vacation time; (iv) all vested stock options and restricted stock; and (v) vested accrued benefits and other payments, if any, which Mr. Mengler or his dependents are entitled to under our employee benefit arrangements, plans and programs, as of the termination date, except severance pay plans. Mr. Mengler received no other payments or benefits upon termination of his employment with us.
Under the separation agreement, Mr. Mengler remains subject to the following provisions of his employment agreement with us: (i) the terms of the confidentiality and non-disclosure provisions, (ii) the non-competition covenant applicable for a period of 12 months following the termination date, (iii) the non-solicitation covenant applicable for a period of 24 months following the termination date with respect to our employees, representatives, agents and vendors and for a period of 12 months following the termination date with respect to our customers, (iv) the non-disparagement covenant applicable for a period of five years from the termination date, and (v) the cooperation covenants.
The following table shows the value of the payments and benefits provided by us to Mr. Mengler under the separation agreement and general release and the employment agreement described above:

Nature of Payment	Value of Payments or Benefits
Base Severance Payment	38,275	(1)
Accrued Benefits	0	(2)
Cash Severance Payment	650,000	(3)
Cost of continuation of benefits	20,244	(4)
Value of accelerated stock options	274,844	(5)
Value of accelerated restricted stock	220,913	(6)
Total	1,204,276

(1)	Represents the amount payable under the employment agreement for (i) any earned but unpaid base salary through the termination date; (ii) reimbursement for any unreimbursed expenses properly incurred and paid through the termination date; and (iii) any accrued but unused vacation time.

(2)	Represents the amount payable under the employment agreement for vested accrued benefits and other payments, if any, which Mr. Mengler or his dependents are entitled to under our employee benefit arrangements, plans and programs, as of the termination date, except severance pay plans.

(3)	Represents the cash severance payment payable under our separation agreement and general release with Mr. Mengler.

(4)	Represents the estimated cost under our separation agreement and general release to continue group life, disability and medical insurance benefits for a period of 12 months from the termination date.

(5)	Represents the value realized on the acceleration of the vesting of all unvested stock options by 12 months as a result of the termination of employment, which value is determined for each unvested stock option (subject to vesting within 12 months) by subtracting the exercise price for such stock option from $20.55, the closing price of our common stock on October 19, 2010, the termination date.

(6)	Represents the value realized on the acceleration of the vesting of all unvested restricted stock by 12 months as a result of the termination of employment, which value is determined by multiplying $20.55, the closing price of our common stock on October 19, 2010, the termination date, by the number of unvested restricted stock (subject to vesting within 12 months) as of such date.

Compensation Committee Interlocks and Insider Participation
Drs. Leslie Z. Benet and Nigel Ten Fleming and Mr. Robert L. Burr served as members of the compensation committee during the year ended December 31, 2010, Mr. Burr serving as chairman. None of them was a current or former officer or employee of, or engaged in certain related transactions with us, as required to be disclosed by SEC regulations. Additionally, there were no compensation committee “interlocks” during the year ended December 31, 2010, which generally means that none of our executive officers served as a director or member of the compensation committee of any other entity that had an executive officer serving as a member of our board or our compensation committee.
Risk Assessment in Compensation Policies and Practices for Employees
The compensation committee reviewed the elements of our compensation policies and practices for all employees, including executive officers, in order to evaluate whether risks that may arise from such compensation policies and practices are reasonably likely to have a material adverse effect on our company. The compensation committee concluded that the following features of our compensation programs guard against excessive risk-taking:
•	compensation programs provide a balanced mix of short-term and longer-term incentives in the form of cash and equity compensation;
•	base salaries are consistent with employees’ duties and responsibilities;
•	corporate performance goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation;
•	cash incentive awards are capped by the compensation committee;
•	cash incentive awards are tied mostly to corporate performance goals, rather than individual performance goals; and
•	vesting periods for equity awards encourage executives to focus on sustained stock price appreciation.
The compensation committee believes that, for all employees, including executive officers, our compensation programs do not lead to excessive risk-taking and instead encourage behavior that supports sustainable value creation. We believe that risks that may arise from our compensation policies and practices for our employees, including executive officers, are not reasonably likely to have a material adverse effect on our company.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2010 and this proxy statement.
This Compensation Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the report be incorporated by reference.
THE COMPENSATION COMMITTEE
Robert L. Burr (Chairman)
Dr. Leslie Z. Benet
Dr. Nigel Ten Fleming

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related-Party Transactions
Ann Hsu, Ph.D., wife of Larry Hsu, Ph.D., our President, Chief Executive Officer and director, is employed as our Vice President, Clinical Research, at an annual salary of $306,376. In 2010, Dr. Ann Hsu received an annual cash incentive award of $174,584 for her 2009 performance, and in 2011, Dr. Ann Hsu received an annual cash incentive award of $177,998 for her 2010 performance. In 2010, we matched Dr. Ann Hsu’s contributions to the non-qualified deferred compensation plan and 401(k) plan in the aggregate amount of $22,437. In 2010, Dr. Ann Hsu was granted restricted stock awards of 19,435 shares. The restricted stock vests in four equal annual installments beginning on the first anniversary of the date of grant. Dr. Ann Hsu is also entitled to customary benefits awarded to our employees.
Review, Approval or Ratification of Transactions with Related Persons
We have adopted written policies and procedures regarding related-party transactions. Our policy covers any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which we or any of our subsidiaries was, is or will be a participant and the amount involved exceeds $120,000, and in which any related party had, has or will have a direct or indirect interest. Under this policy, the audit committee must approve all transactions between us or one of our subsidiaries and a director, nominee for director, executive officer, five percent stockholder, certain related entities or immediate family members of a director, nominee for director, executive officer or five percent stockholder that would be required to be disclosed in our proxy statements. The policy also authorizes the chairman of the audit committee to approve, or reject, proposed related-party transactions in those instances in which it is not practicable or desirable for us to wait until the next audit committee meeting.

PROPOSAL TWO — ADVISORY VOTE ON EXECUTIVE COMPENSATION
As discussed in “Executive Compensation — Compensation Discussion and Analysis,” our overall compensation goal is to reward our executive officers in a manner that supports our pay-for-performance philosophy while maintaining an overall level of compensation that we believe is reasonable and competitive. Our compensation policies and procedures are described in detail on pages 20 to 31 of this proxy statement.
We are required to submit a proposal to stockholders for a (non-binding) advisory vote to approve the compensation of our named executive officers pursuant to Section 14A of the Exchange Act. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the principles, policies and practices described in this proxy statement. Accordingly, the following resolution is submitted for stockholder vote at the annual meeting:
“RESOLVED, that the stockholders of Impax Laboratories, Inc. approve, on an advisory basis, the compensation of its named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables regarding named executive officer compensation and the narrative disclosures that accompany the compensation tables.”
As this is an advisory vote, the result will not be binding on us, our board or the compensation committee, although our board and the compensation committee will consider the outcome of the vote when making future compensation decisions for named executive officers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of our named executive officers, as disclosed in this proxy statement.
THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL THREE — ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES
Section 14A of the Exchange Act also provides that stockholders must be given the opportunity to vote on a non-binding, advisory basis for their preference on how frequently we should seek future say-on-pay votes. Under this Proposal Three, stockholders may vote to have the say-on-pay vote every year, every two years or every three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.
Our board believes that the say-on-pay vote should be conducted every year so that stockholders may annually express their views on our executive compensation program. An annual vote, as opposed to a bi-annual or tri-annual vote, on executive compensation will allow our stockholders to provide us with timely input on our compensation principles, policies and practices.
The proxy card provides stockholders with four choices (every one, two or three years, or abstain). Stockholders are not voting to approve or disapprove our board’s recommendation. Proxies submitted without direction pursuant to this solicitation will be voted to hold say-on-pay votes every year.
The frequency vote is non-binding. Stockholder approval of a one, two, or three-year frequency vote will not require us to implement an advisory vote on executive compensation every one, two, or three years. The final decision on the frequency of the advisory vote on executive compensation remains with our board and/or its committees. Although the frequency vote is non-binding, our board and the compensation committee will consider the outcome of the frequency vote when making future decisions regarding the frequency of future say-on-pay votes.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE OPTION OF ONCE EVERY YEAR AS THE PREFERRED FREQUENCY FOR SAY-ON-PAY VOTES.

INDEPENDENT PUBLIC ACCOUNTANTS
The audit committee has approved the appointment of KPMG LLP, referred to as “KPMG,” to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2011. The firm of Grant Thornton LLP, referred to as “Grant Thornton,” served as our independent registered public accounting firm and conducted the audit of our consolidated financial statements for each of the fiscal years ended December 31, 2010, 2009 and 2008.
On February 28, 2011, the audit committee notified Grant Thornton it had determined to dismiss Grant Thornton as our independent registered public accounting firm, effective as of February 28, 2011. The reports of Grant Thornton on our consolidated financial statements as of and for the years ended December 31, 2010 and 2009 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended December 31, 2009 and December 31, 2010, and through February 28, 2011, there were no disagreements between us and Grant Thornton on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure that, if not resolved to Grant Thornton’s satisfaction, would have caused it to make reference to the matter in conjunction with its reports on our consolidated financial statements for the relevant year and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K. We furnished a copy of the above disclosures to Grant Thornton and requested that Grant Thornton furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agreed with our statements above. Such letter from Grant Thornton to the Securities and Exchange Commission was attached as an exhibit to the Current Report on Form 8-K/A filed by us on March 2, 2011.
Also on February 28, 2011, the audit committee notified KPMG it would engage KPMG as our independent registered public accounting firm commencing February 28, 2011. During our fiscal years ended December 31, 2010 and 2009, and through February 28, 2011, neither we nor anyone acting on our behalf consulted with KPMG with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, and no written report or oral advice was provided by KPMG to us that KPMG concluded was an important factor considered by us in reaching a decision as to the accounting, auditing, or financial reporting issue or (ii) any matter that was the subject of either a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.
No representative of KPMG or Grant Thornton is expected to be present at the annual meeting.
Principal Accountant Fees and Services
The aggregate fees for professional services rendered for us by Grant Thornton for the years ended December 31, 2010 and 2009 were:

Services Rendered	2010	2009
Audit Fees (a)	$1,158,998	$1,425,371
Audit Related Fees (b)	43,763	18,975
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$1,202,760	$1,444,346

(a)	Audit Fees billed for the years ended December 31, 2010 and 2009 were for the audits of our consolidated financial statements, reviews of (unaudited) interim quarterly financial statements and other services related to the review of documents filed with the SEC.

(b)	Audit Related Fees billed in the years ended December 31, 2010 and 2009 were for the audit of the financial statements of our company sponsored 401(k) plan and certain comfort letter procedures.
The aggregate fees included in Audit Fees are fees billed for the fiscal year. The aggregate fees included in Audit Related Fees are fees billed in the fiscal year.

Pre-Approval Policies and Procedures
The audit committee has adopted a policy to require advance approval of all audit and audit related services, tax services and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to such year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such services. The audit committee pre-approved all of the audit and non-audit services provided to us by Grant Thornton in 2010 and 2009. The audit committee has considered and determined the services provided by Grant Thornton were compatible with Grant Thornton maintaining its independence.

AUDIT COMMITTEE REPORT
On February 16, 2011, the audit committee met with management to review and discuss the audited financial statements of the Company. The committee also discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The audit committee has received the written disclosures and the letter from Grant Thornton LLP required by applicable requirements of the PCAOB regarding Grant Thornton LLP’s communications with the audit committee concerning independence, and has discussed with Grant Thornton LLP its independence. Based upon the review and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.
This Audit Committee Report shall not be deemed incorporated by reference in any document previously or subsequently filed with the SEC that incorporates by reference all or any portion of this proxy statement, except to the extent that the Company specifically requests that the report be incorporated by reference.
THE AUDIT COMMITTEE
Peter R. Terreri (Chairman)
Robert L. Burr
Dr. Allen Chao
Michael Markbreiter

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and holders of more than 10% of our stock are required by SEC regulations to provide us with copies of all Section 16(a) reports they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and any written representations that no other reports were required during 2010, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our stock were complied with during 2010, except that (i) Dr. Hsu filed late two Forms 4 reporting an aggregate of five transactions not reported on a timely basis, (ii) Mr. Mengler filed late one Form 4 reporting two transactions not reported on a timely basis, and (iii) Dr. Chao filed late one Form 4 reporting one transaction not reported on a timely basis.
STOCKHOLDER PROPOSALS
All stockholder proposals for our 2012 annual meeting must be received by us at our principal executive offices located at 30831 Huntwood Avenue, Hayward, California 94544, no later than December 2, 2011 to receive consideration for inclusion in our proxy materials relating to that meeting under the Exchange Act Rule 14a-8.
Pursuant to our amended and restated bylaws, in order for a stockholder to bring a proposal (other than proposals sought to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act) before, or make a nomination for, the 2012 annual meeting, such stockholder must deliver a written notice of such proposal and/or nomination to, or it must be mailed and received by, our Corporate Secretary at our principal executive offices no earlier than the close of business on January 11, 2012, and not later than the close of business on February 10, 2012. Stockholders are also advised to review our amended and restated bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
As to all such matters which we do not have notice on or prior to February 10, 2012, discretionary authority shall be granted to the persons designated in our proxy related to the 2012 annual meeting to vote on such proposal.
HOUSEHOLDING
In order to reduce printing costs and postage fees, we have adopted the process called “householding” for mailing our annual report and proxy statement to “street name holders,” which refers to stockholders whose shares are held in a stock brokerage account or by a bank or other nominee. This means that street name holders who share the same last name and address will receive only one copy of our annual report and proxy statement, unless we receive contrary instructions from a street name holder at that address.
If you prefer to receive multiple copies of our proxy statement and annual report at the same address, you may obtain additional copies by sending a written request to: Mark Donohue, Sr. Director, Investor Relations and Corporate Communications, Impax Laboratories, Inc., 121 New Britain Blvd., Chalfont, Pennsylvania 18914 or by calling (215) 558-4526. Eligible stockholders of record receiving multiple copies of the annual report and proxy statement can request householding by contacting us in the same manner.

ANNUAL REPORT TO STOCKHOLDERS
This proxy statement is accompanied by our 2010 Annual Report to Stockholders which includes a copy of our Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC. Each stockholder solicited under this proxy statement can obtain a copy of our Form 10-K for the year ended December 31, 2010, without charge, except for exhibits to such report, by sending a written request to: Arthur A. Koch, Jr., Executive Vice President, Finance, Chief Financial Officer and Corporate Secretary, Impax Laboratories, Inc., 30831 Huntwood Avenue, Hayward, California 94544.

By Order of the Board of Directors,

Arthur A. Koch, Jr.
Executive Vice President, Finance,
Chief Financial Officer and Corporate Secretary
Hayward, California
March 31, 2011

IMPAX LABORATORIES, INC.
C/O STOCKTRANS, A BROADRIDGE COMPANY
44 W. LANCASTER AVE
ARDMORE, PA 19003
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		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR all of the following nominees:
		☐	☐	☐
1.	Election of Directors Nominees

01 Leslie Z. Benet, Ph.D.	02 Robert L. Burr	03 Allen Chao, Ph.D.	04 Nigel Ten Fleming, Ph.D. 05 Larry Hsu, Ph.D.
06 Michael Markbreiter	07 Peter R. Terreri

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2. To approve, by non-binding vote, executive compensation.		☐	☐	☐

The Board of Directors recommends you vote in favor of 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain

3. To recommend, by non-binding vote, the frequency of executive compensation votes.	☐	☐	☐	☐

NOTE: In their discretion, upon other matters as may properly come before the 2011 Annual Meeting of Stockholders or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

IMPAX LABORATORIES, INC.
Annual Meeting of Stockholders
May 10, 2011 9:00 AM PDT
This proxy is solicited on behalf of the Board of Directors
The undersigned hereby constitutes and appoints Michael Nestor and Mark Donohue, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to appear at the 2011 Annual Meeting of Stockholders of Impax Laboratories, Inc. to be held on the 10th day of May, 2011, and at any adjournment or postponement thereof, and to vote all of the shares of common stock of Impax Laboratories, Inc. which the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.
THIS PROXY WILL, WHEN PROPERLY EXECUTED, BE VOTED AS DIRECTED. IF NO DIRECTIONS TO THE CONTRARY ARE INDICATED IN THE BOXES PROVIDED, THE PERSONS NAMED HEREIN INTEND TO VOTE “FOR” ALL DIRECTOR NOMINEES LISTED IN PROPOSAL 1, “FOR” APPROVAL OF PROPOSAL 2 AND IN FAVOR OF “1 YEAR” FOR PROPOSAL 3.
BOTH PROXY AGENTS PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL THE POWERS CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.
Continued and to be signed on reverse side